Exhibit 96.2

CEMENTOS PACASMAYO S.A.A.

Technical Report Summary (TRS)

Virrila Quarry

and

Piura Cement Plant

20-F 229.601 (Item 601)

January 2025

Index

1.	Executive summary		1
	1.1.	Location and access	1
	1.2.	Climate	1
	1.3.	History	1
	1.4.	Geological environment and mineralization	2
	1.5.	Exploration	3
	1.6.	Sample preparation, analysis and security	3
	1.7.	Data Verification	4
	1.8.	Mineral processing and metallurgical test	5
	1.9.	Estimation of Resources and Mineral Reserves	6
	1.10.	Mining Methods	7
	1.11.	Processing Plant and Infrastructure	8
	1.12.	Market studies	9
	1.13.	Capital and operating costs and Economic Analysis	10
	1.14.	Adjacent properties	13
	1.15.	Conclusions	14
	1.16.	Recommendations	15
2.	Introduction		16
	2.1.	Participants	16
	2.2.	Terms of Reference	16
	2.3.	Conventions	18
	2.4.	Previous Work and Sources of Information	18
	2.5.	Details of QP Personal Inspection	18
	2.6.	Previously Filed Technical Report Summary	18
3.	Property description		19
	3.1.	Virrila quarry	19
	3.2.	Piura Industrial Cement Plant	22
4.	Accesibility, climate, local resources, infrastructure and physiography		24
	4.1.	Virrila quarry	24
	4.2.	Piura industrial cement plant	26
5.	History		27
6.	Geological setting, mineralization, and deposit		28
	6.1.	Regional geology	28
	6.2.	Local geology	29
	6.3.	Characteristics of the deposit	30

i

7.	Exploration				32
	7.1.	Drilling			32
	7.2.	Hydrogeology			33
	7.3.	Geotechnical studies			33
8.	Sample preparation, analysis and security				34
	8.1.	Geology and Quarry			34
		8.1.1.	Preparation of samples, procedures, assays and laboratories		34
		8.1.2.	Quality Assurance Procedures		35
		8.1.3.	Sample security		35
		8.1.4.	Chain custody		36
		8.1.5.	Qualified Person’s Opinion on Cement Plant QAQC		36
	8.2.	Piura Plant			36
		8.2.1.Samples preparation, procedures, assays and laboratories			36
			8.2.1.1.	Raw materials sample preparation	37
			8.2.1.2.	Laboratory analysis	37
		8.2.2.	Quality Assurance Procedures		38
		8.2.3.	Security of the samples		39
		8.2.4.	Qualified Person’s Opinion on cement plant QAQC		39
9.	Data verification				40
	9.1.	Geology and quarry			40
		9.1.1.	Data Verification procedure		40
		9.1.2.	Data collection		40
		9.1.3.	Management and Validation of Database		40
		9.1.4.	Tracking Data		40
		9.1.5.	Validation of Data		41
		9.1.6.	Qualified Person’s Opinion Geologic Data		42
	9.2.	Piura plant			42
		9.2.1.	Data verification procedures		43
		9.2.2.	Data validation		43
		9.2.3.	Qualified Person’s Opinion on cement plant		43
10.	Mineral processing and metallurgical testing				44
	10.1.	Nature of testing program			44
	10.2.	Cement Manufacturing Test Results			45
	10.3.	Qualified Peron Opinion of the Adequacy of the Test Data			45

11.	Mineral Resources Estimates			46
	11.1.	Database		47
	11.2.	Density		48
	11.3.	Compositing		48
	11.4.	Basic statistics of the data (Assay – Composites)		48
	11.5.	Extreme values		49
	11.6.	Variogram Analysis		49
	11.7.	Interpolation		50
	11.8.	Resources estimation		51
		11.8.1.	Cut-off	51
		11.8.2.	Reasonable prospects of economic extraction	52
	11.9.	Mineral Resources classification		53
	11.10.	Qualified person’s opinion		53
12.	Mineral Reserves estimates			54
	12.1.	Criteria for Mineral Reserves determination		54
		12.1.1.	Run of Mine (ROM) determination criteria	54
		12.1.2.	Cement plant recovery	55
	12.2.	Reserves estimation methodology		55
	12.3.	Mineral Reserve estimates		56
13.	Mining methods			57
	13.1.	Mining methods and Equipment		57
	13.2.	Geotechnical models		58
	13.3.	Hydrological models		60
	13.4.	Other mine design and planning parameters		61
	13.5.	Annual production rate		61
	13.6.	Mining plan		62
	13.7.	Life of Mine		63
	13.8.	Staff		63
14.	Processing and recovery methods			64
	14.1.	Process Plant		64
	14.2.	Raw materials for the cement production		65
	14.3.	Flow sheet		66
	14.4.	Main equipment		67
	14.5.	Cement Plant Mass balance		67
	14.6.	Process losses		68

	14.7.	Water consumption		68
	14.8.	Fossil fuel consumption		68
	14.9.	Electric power consumption		69
	14.10.	Maintenance Plan		69
	14.11.	Staff		69
15.	Infrastructure			70
	15.1.	Virrila quarry		70
	15.2.	Piura plant		70
16.	Market Studies			71
	16.1.	The cement market in Peru		71
	16.2.	Industry and Macroeconomic Analysis		72
	16.3.	The North Region Market		74
	16.4.	Cement price		75
	16.5.	Current and future demand		76
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.			79
	17.1.	Environmental Aspects		79
		17.1.1.	Virrila quarry	79
		17.1.2.	Piura plant	81
	17.2.	Solid waste disposal		82
	17.3.	Qualified Person’s Opinion		82
18.	Capital and operating costs			83
	18.1.	Basis for operating and capital cost for the quarry and plant		83
	18.2.	Capital and Operating Cost Estimates		84
	18.3.	Capital and Operating cost estimation risks		86
19.	Economic analysis			87
	19.1.	Methodology: for Discounted Cash flow (Free)		87
	19.2.	Assumptions		87
		19.2.1.	General and Macroeconomic Assumptions	87
		19.2.2.	Income and Cost Assumptions	88
	19.3.	Results of financial model		88
	19.4.	Sensitivity Analysis		91
20.	Adjacent properties			93
21.	Other relevant data and information			94
22.	Interpretation and conclusions			94
23.	Recommendations			96
24.	References			96
25.	Reliance on information provided by the registrant			97
Signature Page				98

Index of tables

Table 1	Mineral Resources (exclusive of Reserves) in the Virrila quarry	6
Table 2	Ore Reserves in the Virrila quarry	7
Table 3	Projection of demand and price for the next 30 years	10
Table 4	Free Cash Flow and valuation	12
Table 5	Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)	15
Table 6	Mineral Reserves expressed in millions of tonnes	15
Table 7	List of Cementos Pacasmayo S.A.A. QPs	17
Table 8	QP’s field visit	18
Table 9	UEA Virrila Concessions	19
Table 10	Central coordinates of the UEA Virrila property	20
Table 11	Central coordinates of the Piura cement plant	22
Table 12	Regional stratigraphic column	28
Table 13	Local stratigraphic column of the Virrila quarry	30
Table 14	Characteristics of the Virrila deposit	30
Table 15	Quality Plan of the Virrila quarry	35
Table 16	Tests and frequency for each stage of the process	38
Table 17	Lithologic units of the Virrila quarry geological model	46
Table 18	Quality Parameters for Dome and Additive coquina	47
Table 19	Characteristics of the block models	47
Table 20	Basic data statistics os Zone 3 and Zone 2	49
Table 21	Estimation Parameters Secondary Variables	50
Table 22	Resource estimates (exclusive of Reserves) at the Virrila quarry	51
Table 23	Ore Reserves expressed in million tons	56
Table 24	Mining equipment at the Virrila Quarry	58
Table 25	Virrila quarry physical stability analysis summary	59
Table 26	Geotechnical properties of materials	60
Table 27	Mine design parameters	61
Table 28	Minning plan forecast	62
Table 29	Main equipment in Piura plant	67
Table 30	Balance for raw meal production	67
Table 31	Balance for clinker production	68
Table 32	Balance for cement production	68
Table 33	Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant	68
Table 34	Cement shipments at domestic level (in thousands of tonnes)	72
Table 35	Cement at Piura plant	75
Table 36	Forecast of future demand for Piura cement plant	78
Table 37	Cost structure of Virrila quarry and Piura plant	83
Table 38	Operating costs forecast of quarry and plant	84
Table 39	Investment forecast in quarry and plant	85
Table 40	Profit and Loss Statement	89
Table 41	Free Cash Flow and valuation	90
Table 42	Sensitivity analysis of the Net Present Value	91
Table 43	Sensitivity analysis of EBITDA	91
Table 44	Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)	95
Table 45	Mineral Reserves expressed in millions of tonnes	95
Table 46	List of Cementos Pacasmayo S.A.A. information.	97

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Index of figures

Figure 1	Mining sequence of Virrila quarry	7
Figure 2	Piura plant process block diagram	8
Figure 3	Sensitivity of Net Present Value (expressed as %)	13
Figure 4	Sensitivity of EBITDA (expressed as %)	13
Figure 5	UEA Virrila map	21
Figure 6	Piura plant perimeter	23
Figure 7	Geological section of the Virrila quarry	31
Figure 8	Map of the location of drill holes in the Virrila quarry.	33
Figure 9	Mining sequence of Virrila quarry	57
Figure 10	Virrila quarry final pit	63
Figure 11	Piura plant process block diagram	66
Figure 12	Virrila quarry facilities	70
Figure 13	Segmentation of the cement market in Peru	71
Figure 14	Global GDP and Construction sector GDP MoM variation (%)	73
Figure 15	Historic prices of cement in Peru	76
Figure 16	Evolution of the national demand of cement	77
Figure 17	Sensitivity of Net Present Value (expressed as %)	92
Figure 18	Sensitivity of EBITDA (expressed as %)	92
Figure 19	Adjacent properties map	93

1.	Executive summary

Cementos Pacasmayo S.A.A (CPSAA) is a Peruvian company whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes a Pre-feasibility study of the Virrila quarry and Cement Plant located in the Piura Region, both owned by CPSAA. Cementos Pacasmayo´s qualified persons (QPs) prepared this Report to support disclosure of coquina Resources and Reserves.

1.1.	Location and access

The Virrila quarry contains coquina, the main raw material for cement production. This quarry is located in the Sechura district, of Sechura Province, in the Piura Region. There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and is 192 km from Virrila quarry and 950 Km from Lima.

1.2.	Climate

The quarry is in a temperate and humid climate, with little rainfall, mostly between February and April. Average annual temperatures vary between 17.8 °C and 29.5 °C. The highest temperatures were recorded in January, February, and March, and the lowest in August and September.

In the Piura plant, the climate is predominantly arid and warm, with no rain for most of the year. The average maximum temperature is 31.2 °C, and the minimum is 17.7 °C. When the El Niño phenomenon occurs, there is rainfall, especially between December and June.

1.3.	History

The Virrila quarry is a production stage operation on a non-metallic deposit of calcareous material from marine shells that supply raw material to the cement plant in Piura. Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. The mining contractor San Martin Contratistas Generales S.A. was in charge of the production from the start of operations until March 14, 2020. The mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021. On January 3, 2022, the mining contractor San Martin Contratistas Generales S.A. was hired for the production of the coquina. The transport the coquina from the Virrila quarry to the Piura plant in in charge of other companies.

During the 2023 period, two mining contractors worked at the Virrilá quarry operations from January to April with San Martin Contratistas Generales S.A. and from October to December with Sechura Ingenieria y Contrucción E.I.R.L.

From May to September 2023, Cantera Virrila stopped operations due to the closure of the road caused by the overflow of the La Niña lagoon provoked by cyclone Yaku. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from July to September was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand. Virrila quarry restarted operations in October.

From January to April 2024, Virrila quarry shipped coquina from its stockpiles to the Piura Plant, the company in charge of loading the material was Peruvian Master. From May to October, Sechura Ingenieria y Contrucción E.I.R.L. was in charge of operations of the quarry. After October the quarry stopped operations according to the 2024 mining plan. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from March to May and from November to December was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand.

During the month of January, operations remained suspended in accordance with the 2025 Mining Plan. From February to December 2025, the Virrila Quarry dispatched coquina material to the Piura Plant, both from the operational area and from existing stockpiles. The company responsible for the material loading activities was Inversiones y Servicios Felicitas S.R.L. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from Enero y de Septiembre to December was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand

1.4.	Geological environment and mineralization

Geologically, the study area is in the desert zone of Sechura and has sedimentary rocks from the Recent Quaternary.

It is composed of silty sand deposits with intercalations of medium to fine-grained sands and coquina horizons. Below the recent deposits, there are diagenetic eolian deposits in the sandy matrix with calcareous cement. Below these, there are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Talara Bedrock and the upper levels of the Zapallal Formation.

The Virrila quarry deposit is comprised of coquina portions of the Talara Tablazo that undergo lateral variations in thickness and composition of calcareous remains.

1.5.	Exploration

In 2007 and 2008 exploration activities were performed to obtain geological information from the Virrila quarry that would allow the production of coquina.

In 2013, exploration activities were carried out by means of test pits in the best areas of the mining concession.

In 2019, activities and sampling in the operation area were developed to validate the Mineral Reserves in the area of operation and update the inventory.

In 2021, drilling was conducted to confirm Reserves within the operations and to know in more detail the characteristics of the deposit.

In 2022, drilling was conducted to confirm Reserves in the same area that the 2021 campaign.

In 2023, from May to June Cementos Pacasmayo carry out a drilling campaign in order to confirm mineral Reserves of Virrila deposit.

1.6.	Sample preparation, analysis and security

Cementos Pacasmayo S.A.A., through its quality control group, performed quality assurance activities for the samples obtained at the Virrila deposit, applying the quality control plan, protocols, and measures necessary to get information on the coquina samples. Laboratory analyses were performed at the chemical laboratory of Piura plant and were applied for the estimation of Resources and Reserves of the deposit.

The Piura plant’s Quality Assurance and Control Department has implemented a sampling and data verification plan for the following processes: raw material reception, raw mill scale, raw mill grinding, kiln feed, coal scale, coal grinding, preheater, kiln filter, clinkerization, cement grinding, mill scale, cement grinding, cement composting, packaging control, packaging-composting and by-pass.

Likewise, Cementos Pacasmayo S.A.A. has implemented quality assurance, quality control (QAQC) protocols to develop exploration and production activities in the Virrila quarry and in the Piura plant to ensure the quality of the information that is used in the estimation of Mineral Resources and Reserves.

Cementos Pacasmayo has procedures for sample preparation, testing, and information security in its operations. The cement plants and operations have implemented the ISO 9001 standard since 2015. Certification is renewed annually through an external audit.

1.7.	Data Verification

Concerning geological activities, CPSAA has a data verification unit for the geological database. The main function of this department is the verification of data to be used in the estimation of Mineral Resources and Reserves. For the appropriate administration of information, internal protocols have been implemented that are subject to internal verification. The geologic data verification activities include data collection, administration and validation received from internal and external laboratories, data tracking through the confirmation of custody chains and finally, validation of data in the database. CPSAA staff use verified data in developing the Mineral Resources and Reserves model.

The qualified persons followed the defined processes for information flows to support Mineral Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating the geologic data. They found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Mineral Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the deposit.

For data verification activities at the cement plant, CPSAA uses the Plan, Do, Check and Act (PDCA) methodology. This is applied to the technical information received from the company’s internal and external customers. The quality control laboratory compares the results with national and international laboratories as part of the verification procedures.

1.8.	Mineral processing and metallurgical test

Cementos Pacasmayo has procedures for developing products at the laboratory level and scaling at the industrial level: its guidelines for preparing, reviewing, insurance, and controlling laboratory test reports. Cementos Pacasmayo has a research and development laboratory located in the Pacasmayo plant to evaluate the technical operations of cement plant and quarry operations.

In order for its operations at the Piura plant to have a representative sample of its raw materials and cement, Cementos Pacasmayo performs the analysis of its samples in its internal Research and Development Laboratory located at the Pacasmayo plant.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions providing the best functional characteristics to our products, and balancing the benefits generated for the company. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce our environmental footprint and the cost of cement production. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of coquina yields 0.77 tonnes of clinker and the clinker/cement factor of the main cements with additions is 0.71.

The clinker/cement factor of the cement with additions: ICO and MS (MH) were investigated.

For ICO cement, the clinker/cement factor was reduced by 0.68 (2023), 0.66 (2024) and 0.68 (2025). For MS (MH) cement the clinker/cement factor was 0.70 (2023), 0.65 (2024) and 0.62 (2025).

The Research Laboratory issues technical reports to the operations department following international standards. The operations department evaluates the convenience of implementing the tests industrially and validates what is reported at the laboratory level.

1.9.	Estimation of Resources and Mineral Reserves

The qualified persons (QPs) developed the estimates coquina Resources and Reserves contained in this technical report summary (TRS). The information from exploration in the previous years has been used for the evaluation, and is the database for the Resources and Reserves model.

The coquina Resources are presented in Table 1. The Resource estimation considered the quality restrictions of coquina received in the Piura plant, limits of the concessions, accessibility to the Resources and legal limits of the mining concessions, relevant economic factors, and modifying factors.

The minimum quality accepted is 48.5% CaO to be used as raw material for cement production. Considering the sales prices of cement at the Piura plant, the economic evaluation used for Resource evaluation is shown in Chapter 19 and uses the same criteria used to estimate Reserves.

Table 1 Mineral Resources (exclusive of Reserves) in the Virrila quarry

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	21.8	49.80	0.54	0.62	0.22	0.19	0.07
	Indicated	26.8	48.98	1.06	1.18	0.21	0.22	0.07
	Measured + Indicated	48.6	49.35	0.83	0.93	0.21	0.21	0.07
	Inferred	4.4	46.70	2.11	1.54	0.24	0.25	0.06

For Reserve estimation, the Resources and the quality criteria, modifying factors, and coquina production costs were considered. The economic results are shown in Chapter 19. The mining method used is open pit mining.

Table 2 Ore Reserves in the Virrila quarry

	Reserves	Tonnes M	CaO (%)	MgO (%)	SO3 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	39.9	51.86	0.71	0.36	0.29	0.15	0.03
	Probable	0.9	49.83	0.84	0.64	0.32	0.23	0.03
	Total	40.8	51.82	0.71	0.36	0.29	0.16	0.03

1.10.	Mining Methods

Cementos Pacasmayo S.A.A. is the current owner of the Virrila quarry and is in charge of the coquina´s production. The loading and transport of coquina has been outsourced to contractors, Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and output according to the requirements of the Cement Plant.

The mining of coquina at the Virrila quarry consider the activities of Stripping, surface mining, stacking, loading for dispatch, weighing and dispatch.

Figure 1 Mining sequence of Virrila quarry

The main equipment used for the production of coquina in the Virrila quarry is a surface miner, front loader and dump truck. Also auxiliary equipment is necessary, including pickup van, tanker truck and other equipment.

The mining plan of the Virrila quarry consider an average annual production of 1.36 million tonnes of coquina for the next 30 years and a stripping rate of 0.38.

Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Virrila quarry are maximum pit height, maximum bench height and pit bank slope.

1.11.	Processing Plant and Infrastructure

Cement production considers the stages of raw material extraction, raw material grinding and homogenization, clinkerization, cement grinding, silo storage and packaging, loading, and transportation. Cement is moved through pneumatic conveyors to bagging systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

Figure 2 Piura plant process block diagram

The raw materials for cement production are coquina, sand, iron, clay, and coal. The mixture of these raw materials is the ground material called raw meal, which is fed to the calcining kiln to produce clinker. Coquina represents 78% by weight of the raw meal.

Clinker and additions are used to produce cement. The additions used in cement production are slag, pozzolana, shale, and gypsum.

Currently, the Piura cement plant has a clinker/cement ratio of 0.69.

The Piura plant has an electrical substation of 37.50 MW and uses electricity supplied from the national grid.

Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to prevent interruptions in cement production.

Cementos Pacasmayo maintains operating efficiency to control costs and operating margins, and has initiatives to diversify energy sources and secure supply when possible.

1.12.	Market studies

The Peruvian cement market is geographically segmented by region: northern region, central region, and southern region, and each area is served by several companies, most of which are cement producers.

The main companies that supply the Peruvian cement market are Cementos Pacasmayo, UNACEM, and Cemento Yura. Some companies import cement or clinker, such as Cemento Inka, Cemento Nacional and Cemex, Holcim Perú S.A, among others.

Companies that market cement in Peru follow the Peruvian Technical Standards associated with cement technical specifications.

Portland cement is subdivided into Type I and Type V cement. Portland Cement is subdivided into Type ICO, Type IL, Type IP, and Type I (PM); and finally, Hydraulic Cements specified by performance are Type GU, Type MS (MH), Type HS, Type HE, Type MH, and Type LH.

Cementos Pacasmayo, being the leading company in the production and sale of cement in the Northern Region, has a market share in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. Cementos Pacasmayo also has a market share of 92.1% in the country’s northern region.

Annual cement deliveries nationwide for the year 2025 reached 12.9 million tons, while total cement deliveries of Piura plant for 2025 were 0.9 million tons. The Piura plant serves 29.1% of the cement demand in the country’s Northern Region, and its cement dispatches represent almost 26.7% of the three cement plant’s overall shipments. Table 3 shows the projected demand and price per ton of cement for the next 30 years.

Table 3 Projection of demand and price for the next 30 years

	Shipments (tonnes)	Revenue S/ x t

2026P	944,677	524.0
2027P	963,571	534.5
2028P	982,842	545.2
2029P	1,002,499	556.1
2030P	1,022,549	567.2
2031P	1,043,000	578.5
2032P	1,063,860	590.1
2033P	1,085,137	601.9
2034P	1,106,840	613.9
2035P	1,128,976	626.2
2036P	1,151,556	638.7
2037P	1,174,587	651.5
2038P	1,198,079	664.6
2039P	1,229,989	677.8
2040P	1,263,389	691.4
2041P	1,297,457	705.2
2042P	1,332,206	719.3
2043P	1,367,650	733.7
2044P	1,403,803	748.4
2045P	1,440,679	763.4
2046P	1,478,293	778.6
2047P	1,516,659	794.2
2048P	1,555,792	810.1
2049P	1,595,708	826.3
2050P	1,600,000	842.8
2051P	1,600,000	859.7
2052P	1,600,000	876.9
2053P	1,600,000	894.4
2054P	1,600,000	912.3
2055P	1,600,000	930.5

1.13.	Capital and operating costs and Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the cement plant in Piura. It uses the information on the Virrila quarry for coquina production.

For the Reserves evaluation, the general and macroeconomic assumptions used for the projection of the free/economic cash flows and for the valuation are:

-	Projection horizon: 30 years (2026 to 2055) according to the estimated years of quarry life.

-	Annual inflation rate, 2.90%, based on Banco Central de Reserva del Perú as of projection 2026: applies equally to sales price, costs and expenses.

-	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs which also considers the increase in production volume.

-	The company’s capital structure is considered in the discount rate (WACC) of 10.91%.

-	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

-	Workers’ Profit Sharing: 10%.

-	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN).

The economic analysis uses the economic assumptions listed in Chapter 19. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost, and Capex. Some of these main assumptions are listed below here.

The free cash flow is constructed for the economic analysis, which does not incorporate the financing structure. The latter is considered in the weighted average cost of capital (WACC) to discount future cash flows. The following financial parameters were calculated:

●	NPV of 1,983 million soles at a discount rate of 10.91%.

●	30-year mine life

●	Average plant throughput for cement production: 1.3 million tonnes per year over the 30-year projection.

●	Average sales price: 708.6 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 948 million soles, an average of the 30-year projection.

●	Average production cost: 400.5 soles per ton of cement, an average of the 30-year projection, at nominal values.

Table 4 presents the cash flow of the project. The net present value at a discount rate of 10.91% is 1,983 million Soles.

Table 4 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Pacasmayo plant	Free Cash Flow

2026P	-66,445	-12,700	230,180	151,036
2027P	-76,849	-13,068	261,271	171,353
2028P	-80,197	-13,447	271,310	177,666
2029P	-81,327	-13,837	276,522	181,358
2030P	-87,588	-14,239	291,905	190,078
2031P	-89,036	-14,651	292,441	188,753
2032P	-90,977	-15,076	297,835	191,781
2033P	-95,022	-15,514	309,317	198,781
2034P	-98,876	-15,963	320,423	205,584
2035P	-100,438	-16,426	326,225	209,361
2036P	-104,708	-16,903	334,836	213,226
2037P	-110,199	-17,393	349,662	222,071
2038P	-114,623	-17,897	363,920	231,399
2039P	-119,640	-18,416	378,798	240,742
2040P	-125,893	-18,950	393,594	248,750
2041P	-128,759	-19,500	402,244	253,985
2042P	-134,547	-20,065	417,615	263,002
2043P	-139,482	-20,647	432,453	272,323
2044P	-139,540	-21,246	441,789	281,002
2045P	-144,590	-21,862	456,920	290,468
2046P	-148,550	-22,496	470,138	299,092
2047P	-136,573	-23,149	435,114	275,392
2048P	-135,170	-23,820	432,236	273,246
2049P	-133,204	-24,511	427,707	269,992
2050P	-129,213	-25,222	418,095	263,660
2051P	-126,584	-25,953	411,488	258,951
2052P	-124,375	-26,706	406,396	255,315
2053P	-119,931	-27,480	394,921	247,510
2054P	-118,134	-28,277	388,355	241,944
2055P	-120,047	-29,097	395,556	246,412

WACC	10.91%
Economic NPV (Thousand S/)	1,983,147

Figure 3 and Figure 4 show the sensitivity analysis, which shows the influence of changes in prices, OpEx and CapEx on NPV and EIBTDA, respectively.

Figure 3 Sensitivity of Net Present Value (expressed as %)

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
-20.0%
-25.0%
NPV Variation (%)
-10.0%
-5.0%
0.0%
5.0%
10.0%
Input Variables Variation (%)
Price
OpEx
CapEx

Figure 4 Sensitivity of EBITDA (expressed as %)

1.14.	Adjacent properties

To the north of the Cementos Pacasmayo S.A.A. concession is the Bayovar N° 7 concession owned by Americas Potash Peru S.A. To the east of CPSAA’s concession are concessions Virrila 12, Virrila 19, and Virrila 23 owned by Cementos Pacasmayo S.A.A. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is concession Virrila 16 owned by Cementos Pacasmayo S.A.A.

1.15.	Conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of coquina to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the geological Model and for estimating the Mineral Resources and Reserves.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geologic models, which are the fundamental basis for the estimation of Mineral Resources.

●	The geological modeling of the coquina deposit considers the updated data from the last diamond drilling campaigns.

●	The Mineral Resources and Reserves estimation consider the geologic characteristics and modifying factors as well as due consideration of risk: geologic and associated with evaluation of modifying factors. The main quality variable is the CaO content which is very stable in the deposit, also present are other secondary variables that determine the quality of the Reserves.

●	In the process of estimating Mineral Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 5 and Table 6 show the Mineral Resources and Reserves of the Virrila quarry, respectively.

Table 5 Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	21.8	49.80	0.54	0.62	0.22	0.19	0.07
	Indicated	26.8	48.98	1.06	1.18	0.21	0.22	0.07
	Measured + Indicated	48.6	49.35	0.83	0.93	0.21	0.21	0.07
	Inferred	4.4	46.70	2.11	1.54	0.24	0.25	0.06

Table 6 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	MgO (%)	SO3 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	39.9	51.86	0.71	0.36	0.29	0.15	0.03
	Probable	0.9	49.83	0.84	0.64	0.32	0.23	0.03
	Total	40.8	51.82	0.71	0.36	0.29	0.16	0.03

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using coquina from the Virrila quarry and other necessary materials.

●	Cementos Pacasmayo S.A.A. has the Safety, Health and Environment department, which manage the environmental aspects for quarry and cement operations in compliance with current environmental legislation and in accordance with the company’s corporate policies.

●	Through its Social Responsibility unit, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	Infrastructure-wise, the operation at the Virrila quarry and Piura plant is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

1.16.	Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	It is recommended to complete the diamond drilling campaign initiated in Zone 4, in order to update and implement the corresponding new model, which will provide greater stability and support for resources and reserves.

●	Optimize the extraction plan in terms of the waste rock removal ratio during operation to achieve a reduction in production costs.

●	Conduct density tests of the coquina rock to update the information in zones 2 and 3, also in the upcoming studies at the Virrila quarry.

2.	Introduction

2.1.	Participants

This technical summary report (TRS) was prepared for Cementos Pacasmayo by qualified persons (QPs), including professionals from Cementos Pacasmayo and an independent Qualified Person from C&O Project LLC. Each QP contributed to the preparation of specific sections of this report in accordance with their respective expertise and professional experience and is responsible for the content of those sections.

In preparing this report, the QPs utilized information provided by Cementos Pacasmayo, including internal data, information validated and approved by the competent authorities in Peru, and publicly available sources. Such information was relied upon within the scope of each QP’s responsibilities.

Mr. Marco Carrasco, Project Manager of C&O Project LLC, participated as an independent Qualified Person and contributed to the sections specifically assigned to him. In addition, he provided support in the overall coordination and integration of the report.

His role was primarily focused on the organization and presentation of the document and did not include independent technical verification of information prepared by other Qualified Persons. Accordingly, the content of those sections remains the responsibility of their respective authors.

Mr. Carrasco is a Chemical Engineer and a member in good standing of the Peruvian Engineers Association (Colegio de Ingenieros del Perú), identified with CIP Number 100531, and He is qualified to practice my profession. He is also a member of the Mining and Metallurgical Society of America (MMSA), a United States based professional organization, identified under Qualified Person number QP1485.

Table 7 identifies the Qualified Persons who prepared this report, together with the sections under their respective responsibility.

1.1.	Terms of Reference

This report summarizes the Pre-feasibility study results of the “UEA Virrila” property for the production of coquina using open-pit mining methods. This technical report summary was prepared as an exhibit to support disclosure of Mineral Resources and Reserves by Cementos Pacasmayo. The information is effective December 31, 2025.

The coquina was produced from the UEA Virrila property located in the Sechura district. This property supplies raw material for the Piura plant where cement is produced. The annual limestone production is 1.3 million tonnes per year (Mtpy). This technical report summary estimates Mineral Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K. Actual operating costs have been considered for the estimates and used as a basis for economic projections within the financial analysis.

The report was prepared by the qualified persons listed in Table 7 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 7 List os Qualified Persons

Item	Chapter	First and Last Names	Company	Job Position	Profession
0	Coordination and Integration	Marco Carrasco (*)	C&O Projects LLC	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs (**)
3	Property description	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer
5	History	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
6	Geological setting, mineralization, and deposit	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
7	Exploration	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
8	Sample preparation, analyses, and security	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
8	Sample preparation, analyses, and security	Dennis Rodas	Cementos Pacasmayo S.A.A	Quality Control Superintendent	Chemical Engineer
9	Data verification	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
9	Data verification	Dennis Rodas	Cementos Pacasmayo S.A.A	Quality Control Superintendent	Chemical Engineer
10	Mineral processing and metallurgical testing	Dennis Rodas	Cementos Pacasmayo S.A.A	Quality Control Superintendent	Chemical Engineer
11	Mineral resource estimates	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
12	Mineral reserve estimates	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
13	Mining methods	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
14	Processing and recovery methods	Dennis Rodas	Cementos Pacasmayo S.A.A	Quality Control Superintendent	Chemical Engineer
15	Infrastructure	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
16	Market studies	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer
18	Capital and operating costs	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer
19	Economic analysis	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer
20	Adjacent properties	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and Evaluation of Resources and Reserves Superintendent	Geological Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	Jason Gamio Dennis Rodas	Cementos Pacasmayo S.A.A
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*)

Marco Carrasco served as Project Manager for Cementos Pacasmayo S.A.A. until March 2026 and thereafter participated as Project Manager of C&O Project LLC. In this capacity, he compiled and integrated the information provided by the Qualified Persons responsible for each chapter to prepare a consolidated report. Each Qualified Person is solely responsible for the content of the sections they prepared. Mr. Carrasco’s role in the compilation process was limited to the organization and integration of such information and did not include independent technical verification or validation of the data, analyses, or conclusions provided by other Qualified Persons.

(**)	Marco Carrasco, Dennis Rodas and Jason Gamio

1.2.	Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The UEA Virrila property is represented by Universal Transverse Mercator (UTM) coordinates. Unless otherwise indicated, all coordinates referenced in this report and the accompanying figures, tables, maps, and sections are provided in the WGS84 coordinate system, UTM 17S zone.

1.3.	Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used included exploration results from the various drilling campaigns, actual information from Cementos Pacasmayo’s operations, information submitted to and approved by the corresponding authorities and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

1.4.	Details of QP Personal Inspection

The QP’s who developed this document visited the Virrila quarry and the Piura plant as part of their activities for 2025.

Table 8 Qualified Persons field visit

Item	First and Last Names	Company	Job Position	Profession	Field visit
1	Dennis Rodas	Cementos Pacasmayo S.A.A	Quality Control Superintendent	Chemical Engineer	Piura Plant, all year as part of his duties in the quality control department.
2	Jason Gamio	Cementos Pacasmayo S.A.A	Planning and evaluation of resources and reserves Superintendent	Geological Engineer	Mr. Gamio has visited the Virrila quarry and Piura plant regularly. The last visit to the Virrila quarry and Piura plant was in October 2025, visiting core facilities, discussing grade control, geological mapping, exploration, and delineation drill practices, diamond drill core logging, quality assurance, and quality control (QA/QC), raw material storage and mineral reserve estimation practices.
3	Marco Carrasco	C&O Projects LLC	Project Manager	Chemical Engineer	In May 2025, Mr. Carrasco visited the Piura plant and Virrila. His visit emphasized the operational cement process and equipment conditions (kilns, mills, storages (raw material and sub-products and products, etc.) and in Virrila quarry He visited the operations areas.

1.5.	Previously Filed Technical Report Summary

This Technical Report Summary (TRS) updates the previously filed technical report summary for the property. The previously filed TRS is the “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 29, 2025 (File No. 001-35401).

3.	Property description

3.1.	Virrila quarry

The quarry is located in Sechura District, Sechura Province, Piura Region. It is located 192 Km from Cementos Pacasmayo S.A.A.’s Piura plant.

The Peruvian State granted the mining right to Cementos Pacasmayo S.A.A. to carry out exploration and production activities that allow non-metallic minerals found in the subsurface through mining concessions.

The mining rights registered with the authority, Instituto Geológico Minero y Metalúrgico (INGEMMET) are as follows Virrila 3, Virrila 4, Virrila 6, Virrila 7, Virrila 8, Virrila 9, Virrila 10, Virrila 11, Virrila 12, Virrila 13, Virrila 14, Virrila 15, Virrila 16, Virrila 17, Virrila 18, Virrila 19, Virrila 20, Virrila 21, Virrila 22, Virrila 23 y Bayovar N° 4. The area of the mining property is 38,226.00 Hectares.

The mining rights (the mining concession title) are granted by INGEMMET of the Energy and Mines Sector through a Presidential Resolution. It is determined to include the mining rights in the Virrila Economic-Administrative Unit (UEA).

On March 31, 2016, by Presidential Resolution No. 0147-2016-INGEMMET/PCD/PM, the competent authority granted to CPSAA the Virrila Economic-Administrative Unit (UEA), with code No. 01-00011-00-U of Cementos Pacasmayo S.A.A. These mining rights included 21 mining concessions.

Table 9 UEA Virrila Concessions

N°	Code	Name	Hectares	Material
1	010221599	Virrila 3	600.00	Non Metallic
2	010221699	Virrila 4	400.00	Non Metallic
3	010531406	Virrila 6	600.00	Non Metallic
4	010531306	Virrila 7	700.00	Non Metallic
5	010089707	Virrila 8	500.00	Non Metallic
6	010089807	Virrila 9	1000.00	Non Metallic
7	010089907	Virrila 10	1000.00	Non Metallic
8	010090007	Virrila 11	900.00	Non Metallic
9	010090107	Virrila 12	700.00	Non Metallic
10	010090207	Virrila 13	800.00	Non Metallic
11	010090307	Virrila 14	900.00	Non Metallic
12	010090407	Virrila 15	600.00	Non Metallic
13	010090507	Virrila 16	1000.00	Non Metallic

14	010090607	Virrila 17	1000.00	Non Metallic
15	010090707	Virrila 18	1000.00	Non Metallic
16	010090807	Virrila 19	1000.00	Non Metallic
17	010090907	Virrila 20	1000.00	Non Metallic
18	010091007	Virrila 21	1000.00	Non Metallic
19	010091107	Virrila 22	1000.00	Non Metallic
20	010479607	Virrila 23	200.00	Non Metallic
21	12000440Y01	Bayovar N° 4	22326.00	Non Metallic

The properties described above were granted by the authority (INGEMMET) from 2000 to 2008. Table 10 shows the UTM central coordinates of the Virrila Economic Administrative Unit (UEA).

Table 10 Central coordinates of the UEA Virrila property

North	East	Radius	Zone
9,350,000	526,000	20,000	17

In accordance with this, the Virrila UEA includes twenty-one (21) non-metallic mining rights covering 38,226.00 hectares, in favor of Cementos Pacasmayo S.A.A., owner of said rights; located in the district of Sechura, province of Sechura and department of Piura.

Cementos Pacasmayo S.A.A. complies annually with the payments for the rights to the Virrila concessions.

These payments must be made from the first business day of January to June 30 of each year, CPSAA provides the financial entities in charge of receiving the payments with the SINGLE CODE (see Table 9) of its mining rights, to comply with its obligation.

In the case of Virrila concessions, the payment is equivalent to US$3 per hectare.

Likewise, Cementos Pacasmayo S.A.A. pays royalties to the State as established by the Authority in Law N° 28258 and its amendment N° 29788.

Cementos Pacasmayo S.A.A currently has an agreement with the Fundacion Comunal San Martin de Sechura for the use of the surface land associated with the production area of the Virrila quarry. The area of usufruct, surface and easement rights held by Fundación Comunal San Martín de Sechura is 14,842.800 hectares. Superintendencia Nacional de los Registros Públicos (SUNARP).

Figure 5 UEA Virrila map

3.2.	Piura Industrial Cement Plant

The cement plant property is located in the Veintiséis de Octubre District, Piura Province, Piura Region. The Piura plant is located at kilometer 3 of the Piura highway.

The property is shown in Figure 6, and Table 11 shows the UTM coordinates of the center of the circle of the Piura plant:

Table 11 Central coordinates of the Piura cement plant

North	East	Radius	Zone
531293.65	9429098.05	650.00	17

The area of the property is 42.28 hectares. The property is registered in the National Superintendence of Public Registries (SUNARP) under the registration numbers 11161659 and 11164329 in the registry zone No. I SEDE PIURA, Piura Registry Office.

Cementos Pacasmayo S.A.A. pays taxes to the government as established by the Municipal Authority in the case of the Piura plant.

Figure 6 Piura plant perimeter

4.	Accessibility, climate, local resources, infrastructure and physiography

This chapter describes the accessibility, climate, local resources and infrastructure for the Virrila quarry and Piura plant. Information obtained from technical and environmental studies.

4.1.	Virrila quarry

Topography

The topography of the study area is homogeneous, comprising a flat relief made up of a large plain belonging to the Sechura desert.

Access

There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and it is located 192 km from Virrila quarry and 950 Km from Lima.

The main access is by land. The journey from Lima to the Virrila quarry is as follows: Lima - Sechura (950 km) for a total of 15 hours.

By air, the route is as follows: Lima - Piura in 1.5 hours flight and an additional 1 hour drive on the Panamerican Highway north.

Climate

The quarry has a temperate and wet climate, with little rainfall, mainly between February and April. Meteorological information was taken at the SENAMHI Chusis station, the closest to the quarry. According to the data from this station, the predominant wind direction is from the S and SE.

From the analysis of the information from 2010-2014, it is evident that there is rainfall in the area in March and April. The months with less precipitation are June, July, August, and September. The month of March has the highest rainfall in the years analyzed, with a monthly total of 54.11 mm.

Temperature

The highest temperature values were recorded in January, February, and March, and the lowest in August and September. Reported temperatures for 2010-2014 were evaluated, showing temperature variations between 17.8 °C and 29.5 °C on average.

Physiography

The quarry area is located in a basin where sedimentation was interrupted by tectonic movements with changes in accumulation styles until the Pliocene.

The lithostratigraphy of the area consists of Cenozoic sedimentary units corresponding to the Tertiary period that are not exposed on the surface and Quaternary deposits (Tablezo Lobitos, Quaternary deposits of ancient alluvial, recent alluvial, coastal, lacustrine, beach and eolian origin).

Other geomorphological units outside the quarry area were identified as the estuary and floodplain.

The degree of slope of the predominant land surface is flat to slightly sloping. According to its formation and dominant material type, the plain landscape is Aeolian and Marine Plain.

Floods and tsunamis form external geodynamics. Earthquakes form internal geodynamics.

Local resources and infrastructure

The quarry personnel is divided into Cementos Pacasmayo S.A.A. personnel and contractor personnel.

The quarry is located 61.7 kilometers from the town of Sechura, which has the resources of a town. Contractor personnel is transported by bus and pickup trucks for supervision personnel.

A powerhouse provides a power supply with a generator set installed.

4.2.	Piura industrial cement plant

The Piura plant is located in the province of Piura and region of the same name. The plant is located 192 km from the Virrila quarry.

Topography

The Piura plant area is located on the left bank of the Piura to Paita highway, 3 km from the city of Piura, and has a coastal plain topography, with thick banks of semi-compacted and compacted sands at an average depth of 0.50 m.

Climate

The dry season is from May to December, and the rainy season is from January to April. The highest rainfall occurs in March, reaching a value of 448.4 mm.

The average annual relative humidity has 69.9%; the lowest value of 66.5% was recorded in February and the highest value of 74.4% in June.

Regarding wind speed data, the month with the lowest wind speed is March with 1.9 m/sec, and the month with the highest wind speed is September with 3.3 m/sec. Regarding the data on wind direction, the wind direction is predominantly from south to north.

Physiography

In the study area, the slope of the land is slightly inclined because it is covered by eolian materials made up of light gray silty sands and sands, with loose sands resulting from the transfer of alluvial and fluvial materials by the wind; these are accumulations of sands of variable thickness. It is possible to identify within the plains anthropic areas of recent works. Likewise, it is possible to distinguish the slope phase from flat to slightly inclined (0 - 4%).

Geomorphology

The geomorphology of the Piura Region is the result of a succession of events related to processes of uplift, subsidence, erosion, sedimentation, and deformation of the materials deposited in the sedimentary basins. This scenario has identified the following geoforms: Ardisols Sands, Tablezos, Coastal Plain, Aeolian Sand Mantos.

Local resources and infrastructure

Personnel at the Piura plant are divided into Cementos Pacasmayo S.A.A. and contractors. Most of the personnel live in the city of Piura and travel to the cement plant in company buses or their own vehicles.

Power is supplied through the national grid. Cementos Pacasmayo has a contract with ENOSA (Electric Company), which provides power through a 60 KV transmission line.

A deep well supplies water to the Piura plant.

5.	History

Virrila quarry is a coquina quarry mining coquina that is suitable for different types of construction cement; Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. Cementos Pacasmayo hired San Martin Contratistas Generales S.A. to be the contractor in charge of production from the start of operations until March 14, 2020.

Due to the Covid-19 pandemic, operations at the Virrila quarry were suspended from March until September 2020.

After the suspension, the mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021.

January 3, 2022, the mining contractor San Martin Contratistas Generales S.A. was hired for the production of the coquina. The transport the coquina from the Virrila quarry to the Piura plant is in charge of TRC and Induamerica companies.

During the 2023 period, two mining contractors worked at the Virrilá quarry operations from January to April with San Martin Contratistas Generales S.A. and from October to December with Sechura Ingenieria y Contrucción E.I.R.L.

In 2023, from May to June Cementos Pacasmayo carry out a drilling campaign in order to confirm Reserves in the zona 2 and zone 4.

From May to September 2023, Virrila quarry stopped operations due to the closure of the road caused by the overflow of the La Niña lagoon provoked by cyclone Yaku. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from July to September was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand. Virrila quarry and Piura plant restarted operations.

From January to April 2024, Virrila quarry shipped coquina from its stockpiles to the Piura Plant, the company in charge of loading the material was Peruvian Master. From May to October, Sechura Ingenieria y Contrucción E.I.R.L. was in charge of operations of the quarry. After October the quarry stopped operations according to the 2024 mining plan. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) from March to May and from November to December was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand.

During the month of January, operations remained suspended in accordance with the 2025 Mining Plan. From February to December 2025, the Virrila Quarry dispatched coquina material to the Piura Plant, both from the operational area and from existing stockpiles. The company responsible for the material loading activities was Inversiones y Servicios Felicitas S.R.L. Likewise, the Piura plant stopped its clinker production operations (raw meal milling, coal milling and reception of raw materials) January and September to December was to avoid exceeding the strategic inventories (clinker). The cement grinding, receiving (cement additions), packaging and dispatching processes remained active to cover the cement demand.

6.	Geological setting, mineralization, and deposit

6.1.	Regional geology

The strata of the district of Sechura, province of Sechura, Piura region, consists of Cenozoic Age sedimentary strata of the Tablazo Talara deposit, Tablazo Lobitos deposit, Eolian deposits, Alluvial deposits and Recent deposits.

The lithostratigraphic units found in the area correspond to Quaternary-Pleistocene deposits (2.58 to 0.129 Ma). Within this category are first the tablazos, then the eolian deposits and old alluvial deposits with little diagenesis. The tablazos were first described by T.O. BOSWORTH (1922) in the Talara - Mancora region and finally followed by the recent deposits.

Table 12 Regional stratigraphic column

6.2.	Local geology

Geologically, the study area corresponds to the desert zone of Sechura and is represented by sedimentary materials from the Recent Quaternary.

It is made up of silty sand deposits with intercalations of medium to fine-grained sands and coquina horizons.

Below the recent deposits, there are diagenetic eolian deposits in a sandy matrix with calcareous cement. And underneath these are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Tablazo of Talara and the upper levels of the Zapallal Formation.

Cenozoic - Tertiary (Miocene)

Zapallal Formation (Tm-zas)

This lithostratigraphic unit is an outcrop only in its upper member in the southern and northeastern part of the quarry area. It comprises compact fine sand, coquina with fragments of reef shells, and conglomerate levels of diverse lithology with gravels smaller than 2” in a sandy matrix with little cement.

It is covered by light brown eolian sand, plant remains, and some very scarce remains of calcareous fragments due to erosion of its upper levels.

Cenozoic - Quaternary (Pleistocene)

Talara Tablazo (Qp - tt)

It is a Pleistocene-raised marine terrace. It has a significant extension in the region and constitutes 95% of the total area of the quarry. Its relief is essentially flat, with slight undulations due to wind action and the crossing of small streams, which are activated only during rainy periods. Topographically, this unit develops at an average elevation of 80 meters above sea level, with a slight inclination to the SE. The calcareous deposit of the Virrila quarry is formed by coquina portions of the Tablazo Talara that undergo lateral variations in thickness and composition of calcareous remains.

Cenozoic - Quaternary (Recent)

Aeolian Deposits (Qr - e)

These deposits are accumulations of fine to medium-grained sands transported from their sources of origin by the wind. They occur as small layers or stacks of 1 to 2 meters thick, and are composed of brown silty sand with fragments of reef shells, gravels and remains of roots at the deepest level. At the top, there are gray to dark brown eolian sands with few fragments of shells, reefs, gravels, and roots.

Table 13 Local stratigraphic column of the Virrila quarry

Era	System	Series	Lithostratigraphic units	Lithologic Description
Cenozoic	Quaternary	Recent	Eolic deposits	SU	Gray to dark brown eolian sand, few fragments of coquina, gravels, remains of vegetation.
		Pleistocene	Tablazo Talara	CT	Earthy calcareous in beige to brown sandy matrix. Remnants of coquina, reefs, not very compact or loose and with some gravels.
				B1S	Fragments of bivalves, gray color, with remains of shells and presence of gravel.
				LM	Sandy silt with traces of calcareous, gray to beige color, medium dense, mostly occurring as large lenses within the CT, B1S and A1 layer.
				A1	Calcareous of fine matrix of beige to gray color, with presence of fragments of shells and reefs somewhat preserved of beige to gray color, friable or somewhat compact due to the presence of sulfates.
				A2-A	Semi-compact calcareous, with presence of coral reef and some sand.
				A2	Coral reef fragments of heterogeneous size and somewhat preserved, creamy beige to pinkish color, sometimes accompanied by a fine white calcareous matrix, friable and somewhat compact in contact with the A2-B layer.
				A2-B	Semi-compact coral reef fragments, with some gravel.
				A2-C	Fragments of coral reef, with some gravel.
				A3	Dark beige calcareous fine compact matrix with presence of voids and high magnesium, weak reaction to HCl.
				ARE	Silty sand with traces of calcareous minerals
				B1	Fine matrix calcareous, beige color with preserved coquina fragments of heterogeneous size and traces of gravels.
				B2	Sandy calcareous with remains of fragmented whitish gray shells and with presence of gravels.
				GRV	Conglomerate of sandy matrix, medium to coarse-grained, gray color, compact.
	Tertiary	Miocene	Zapallal Formation	DIA	Diatomite massive green color, semi compact.

6.3.	Characteristics of the deposit

Table 14 shows the characteristics of the deposit.

Table 14 Characteristics of the Virrila deposit

Quarry	Average Width (m)	Average Length (m)	Average Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower Elevation
Virrila	950-2000	3100-4000	7-20	37	20	Calcareous sedimentary deposit whose zones are controlled by the continuity of the quality of the strata.

Figure 7 Geological section of the Virrila quarry

SECCION WE - 9
9
WE
LEYENDA
Sobrecarga
Calcareo Terroso
Capa A1
Capa A2
Capa A3
Capa B1
Limos

7.	Exploration

7.1.	Drilling

During 2007 and 2008, exploration activities were performed to collect geological information from the Virrila quarry.

In 2013, exploration activities were carried out using test pits in the best areas of the concession.

In 2019, activities and sampling in the operation area were developed to validate the reserves in the area of operation and update the inventory.

During 2021, drilling was conducted to confirm Reserves within the operations. The work performed during 2021 aimed to:

●	Obtain representative samples of drill core.

●	Identify and recognize the lithological strata.

●	Perform chemical tests to determine the qualities of the material.

●	Reconfirm the volume and tonnage of the Reserves.

The drilling work was supervised by Cementos Pacasmayo S.A.A. personnel and executed by Ram Peru S.A.C.

Ram Peru S.A.C. executed the diamond drill holes of 10 m depth. The drill holes had a vertical orientation (-90°), and HQ pipe (63, 5 mm) was used.

In 2022, drilling was conducted to confirm Reserves in the same area that the 2021 campaign.

In 2023, drilling campaign was conducted to confirm Reserves in the zone 2 and zone 4. The drilling work was supervised by Cementos Pacasmayo S.A.A. personnel and executed by Ram Peru S.A.C.

Figure 8 Map of the location of drill holes in the Virrila quarry.

ZONA OPERATIVA
9345000 N
9342500 N
9340000 N
9337500 N
525000 E
527500 E
530000 E
532500 E
535000 E

7.2.	Hydrogeology

In 2025, Cementos Pacasmayo did not conduct further hydrogeological studies. The last hydrogeological studies were conducted in 2012 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As stated in the previous TRS, Cementos Pacasmayo hired IENDESA S.A.C to perform a hydrogeological study at the Virrila quarry. The hydrogeological study included the evaluation of 07 Electro Vertical Soundings (SEV).

The results showed that the yields oscillate between 13 to 17 l/s, and the depths range from 134.4 to 271.45 m, indicating the nappe is semi-confined in the Tertiary age sedimentary rocks.

7.3.	Geotechnical studies

Cementos Pacasmayo did not conduct further geotechnical studies in 2025, The last geotechnical study was conducted 2013 and the information was presented in the previously filed TRS titled “Technical Report Summary (TRS), Virrila Quarry and Piura Cement Plant 20-F 229.601”, which was filed as Exhibit 96.2 of the CPSAA’s Annual Report on Form 20-F filed with the SEC on April 28, 2022 (File No. 001-35401).

As per the previously filed TRS, the geotechnical studies concluded, based on the geotechnical test work that the current slopes at the Virrila quarry are stable for static and pseudo-static loading conditions, with safety factors above the minimum recommended for operating conditions.

8.	Sample preparation, analysis and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry and cement plant operations.

8.1.	Geology and Quarry

Cementos Pacasmayo S.A.A. has implemented international standards in all its operations, such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG department (Security, Occupational Health, Environment and Management Systems) is part of the team that determines and gives the necessary support for maintaining the ISO 9001 (Quality). The scope is in all the company’s activities.

The Geology department has protocols for the activities of sample preparation methods, quality control procedures, security and other activities.

8.1.1.	Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Piura plant and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. This laboratory has modern facilities for developing mining services associated with the cement industry and technical support in the geochemical field for national and international companies. Certimin S.A. is a Peruvian laboratory certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation and membership in ASTM.

For the coquina samples, the laboratory analyses evaluate CaO, MgO, AlO3, SiO2, Fe2O3 and SO3. Once received in the laboratory, the properties of the coquina to be used in cement production are analyzed.

8.1.2.	Quality Assurance Procedures

Cementos Pacasmayo S.A.A., through its Quality Control unit, performed quality assurance procedures for the samples obtained in the Virrila deposit, applying the quality plan, procedures and measures necessary to obtain information from the coquina samples. The laboratory analyses were performed in the chemical laboratory of the Piura plant. The results were used for the estimation of Resources and Reserves of the deposit.

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Mineral Resources and Reserves in the deposit.

The quality plan implemented by Cementos Pacasmayo for the quarries includes the insertion of blanks, duplicates and standards to control the precision, accuracy, and contamination in the samples (Table 15).

Table 15 Quality Plan of the Virrila quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

8.1.3.	Sample security

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Resources and Reserves in the deposit.

During the drilling campaigns, Cementos Pacasmayo S.A.A. had built a core shack where the samples are correctly stored to preserve their quality.

CPSAA provided the necessary materials for the storage and transport of the samples. CPSAA also implemented sampling cards with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling manager, sampling, and type of sample or control sample.

All samples were labeled and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.4.	Chain custody

CPSAA implemented chain-of-custody systems to guarantee the physical security of the samples, data and associated records. The traceability of the sample from its generation to its analysis and subsequent conservation of rejects and pulps. At the Virrila quarry, core samples are duly stored in the coreshack.

8.1.5.	Qualified Person’s Opinion on Cement Plant QAQC

In the qualified person’s opinion, Cementos Pacasmayo has been complying with the international standards of ISO-9001 (Quality) since 2015 and has implemented Quality Assurance and Quality Control (QAQC). Cementos Pacasmayo S.A.A. has used a QAQC check program comprising blank, standard, and duplicate samples. The actual sample storage areas and procedures are consistent with industry standards.

There is information on sample preparation methods, quality control measures and sample security. These results are accurate and free of significant error. The protocols in the different exploration and production processes strictly comply with local and international best practices.

The sample preparation, security, and analytical procedures used to acquire the data in this report are adequate for use in the construction of the Geological Model, Resource Estimation, and Reserve Estimation.

8.2.	Piura Plant

8.2.1.	Samples preparation, procedures, assays and laboratories

Cementos Pacasmayo S.A.A. has a quality control plan for each of its operations as part of the corporate quality system.

The quality control plan (PI-CC-D-01 VE 06) describes the evaluation methods used in the Piura Plant’s quality control laboratory, applied to samples of raw materials such as coquina, sand, clays, and iron ore; in-process products: raw meal, clinker, and cement; active additions: gypsum mineral, pozzolana, slag, and coquina; and finished products such as MS, ICO and Type I packaged cement.

Different analytical methods are applied for the physical and chemical characterization of raw materials, products in-process, and finished products, such as classical tests, X-ray fluorescence tests, X-ray diffractometry tests, potentiometry, among other analytical techniques supported by equipment designed for such specific purposes.

The analytical methods are based on guidelines described in ASTM, NTP (Peruvian Technical Standard), and ISO standards.

8.2.1.1.	Raw materials sample preparation

The sample preparation consists of the collection and preparation of samples. The sample preparation procedure consists of primary crushing, pulverization and reduction of the sample by the quartering method. The sample is pulverized in the ring mill.

8.2.1.2.	Laboratory analysis

The Piura plant laboratory has implemented the ISO 9001 standard; it has different instrumental equipment. The annual maintenance and calibration program is applied to ensure the reliability and traceability of the measurements performed.

The major equipment is X-ray fluorescence (XRF), which is used for chemical control of the different plant processes, such as:

●	Reception and entry of raw materials.

●	Grinding of raw meal and coal.

●	Production of clinker.

●	Grinding and packaging of cement.

Also, the hydraulic press is used to determine and analyze the compressive strength of the different types of cement produced in the plant.

For all types of cement, different physical characterization tests are performed, such as air content test, Blaine fineness, autoclave expansion, compressive strength and setting time using the Vicat needle method.

Other complementary tests are autoclave shrinkage test, expansion in the mortar at 14 days, expansion by sulfates at six months, chemical tests by the classical method to determine loss on ignition and insoluble residue.

8.2.2.	Quality Assurance Procedures

Table 16 describes the sampling and data verification plan (PI-CC-D-01 VE 27) for the processes for receiving of raw materials, raw mill scale, raw meal milling, kiln feeding, coal scale, coal milling, preheater, kiln filter, clinkerization, cement mill scale, cement grinding, composite cement grinding, packaging control and packaging – composite.

Table 16 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Reception of raw materials	XRF pellets, XRF beads, moisture, RM-3in, calorific power and Cl by potentiometry	Every 5 to 10 trucks
Raw mill scale	XRF pellets, XRF beads and Cl by potentiometry	Once per shift
Crude milling	XRF pellets, RM 170 and loss on ignition.	Every hour or up to Once per shift.
Kiln feeding	XRF pellets, RM 170 and loss on ignition.	Every 2 hours
Coal scale	XRF pellets, calorific power and moisture.	Every 4 hours
Coal milling	XRF pellets, RM 63 um, calorific power and fine moisture.	Every 4 hours
Preheater	XRF beads, loss to fire, calcination and volatilization.	Every 2 hours
Kiln filter	Loss on ignition, XRF beads and Cl by potentiometry.	One sample per shift
Clinkerization	XRF pellets	Every hour
Cement Mill scale	XRF pellets, XRF beads for daily composting and XRF bead for daily composting	One sample per shift
Cement grinding	XRF pellets, Rm 325, RM 450, loss on ignition, Blaine and cal libre	Every 15 min or Once per shift
Composite cement grinding	XRF pellets, loss on ignition, insoluble residue (Type I), cal libre, Blaine, Rm 325, RM 450, compressive strength, setting, autoclave expansion and setting time using the Vicat needle method.	One sample per day
Packaging control	RM 1/2in, RM8 and XRF pellets	every 4 hours, every 100 big bags, every 5 trucks
Packaging – Composite	XRF pellets, loss on ignition, insoluble residue (Type I), cal libre, Blaine, Rm 325, RM 450, compressive strength, setting, autoclave expansion, setting time using the Vicat needle method, density, 14-day mortar bar expansion, sulfate resistance and heat of hydration (In Pacasmayo Cement Plant).	One sample per day

The quality plan implemented by Cementos Pacasmayo for the cement plants includes the insertion of standards to control the accuracy in the samples. As part of the quality plan, the laboratory evaluates its performance through external interlaboratory; in this sense, the laboratory participates in 02 interlaboratory:

●	CCRL: Compliance greater than 95%

●	XAMTEC: Qualification greater than 99%.

Quality assurance procedures include control of finished products, control of non-conforming products, validation of silos, density analysis, QAQC program, quality plan and quality control parameters for raw materials received at the Piura plant.

8.2.3.	Security of the samples

Cementos Pacasmayo S.A.A has implemented QAQC protocols to develop cement production activities at the Piura plant to ensure the quality of the information that allows the Estimation of the Mineral Resources and Reserves of the deposit.

Sampling of raw materials, raw meal and cement during the cement production process at the Piura plant is carried out by the contractor Bureau Veritas.

Sample preparation consists of sample collection and preparation for raw material, raw meal, coal, clinker and cement.

The testing procedures are physical testing for cement, wet chemical analysis and operation of XRF equipment.

Likewise, the control parameters are raw material parameters, pozzolana, slag, mineral reception parameters, clinker production parameters, raw material parameters for raw meal, raw meal feed parameters, raw meal milling parameters, coal milling parameter and cement milling parameters.

8.2.4.	Qualified Person’s Opinion on cement plant QAQC

Cementos Pacasmayo S.A.A. has a Quality Assurance, Research and Development area that ensures compliance with the requirements for finished products specified in Peruvian Technical Standards, which are traceable to the standards of the American Society for Testing and Materials (ASTM).

The Research and Development area is located at the Pacasmayo plant, and its scope includes operations at the Piura plant.

Compliance with the requirements based on the quality assurance management system, the indicator was 0% of nonconforming products in the market. This evaluated under the specification of Standards NTP 334.009, NTP 334.090 and NTP 334.082 (similar to ASTM C150 and ASTM C1157). Likewise, the level of customer satisfaction (G-GH-F-03) is 91.59%.

Based on the above, in the qualified person’s opinion, the quality assurance system at the Piura plant, which includes preparation methods, procedures, analysis and security, complies with the best practices in the industry, thus ensuring that the end customer has confidence in the level of quality of the products marketed by Cementos Pacasmayo. The QAQC is adequate for Mineral Reserves estimation.

9.	Data verification

This Chapter shows the data verification activities for the geology, quarry, and cement plant areas.

9.1.	Geology and quarry

9.1.1.	Data Verification procedure

CPSAA has an unit specialized in the compilation, verification and standardization of information for the geological database. It’s main function is the validation of the data to be used in the estimation of mineral Resources and Reserves. For the proper management of the information, internal protocols have been implemented, which are subject to internal audits.

9.1.2.	Data collection

The data collection applies to exploration activities. For diamond drilling, the process flow for planning and executing drilling, survey methods for reporting drill collars and ddh / verification of the quality of information and recovery process of the core information. In addition, for geological sampling activities, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process and digital photographic storage are used.

9.1.3.	Management and Validation of Database

The stages for management and validation of database are the recovery, processing and storage of the database. The database validation includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows a fast and flexible access and input of information and validation of chemical results, which includes the QAQC report.

9.1.4.	Tracking Data

The consistency between the database records and the original registry was verified by the QPs in 2025. No differences were detected between the database and the log files. A digital copy of all records is kept as a pdf file. Digital certificates support the chemical analysis data.

The collection of the information considered the following: drill collars, survey, lithology, samples and assays.

9.1.5.	Validation of Data

Collar, Survey, Lithology and chemical analysis data were imported and processed with MX-Deposit software (By Seequent).

The results indicated that the database had adequate integrity for Resource estimation. This software verifies that the data entered from each sample or reported by the external laboratory is correct for input into the Resource model.

The team followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating. It has been found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

Data for each hole was individually checked in the database to confirm accuracy.

The reviews included:

●	Drillhole lithology database comparison to geophysical logs

●	Sample quality database comparison to quality certificates

●	Survey sheets

●	Collar sheets

●	Core photographic record

Typical errors may impact reserve and resource estimation related to discrepancies in original data entry. These errors may include:

●	Incorrect drillhole coordinates (including elevation)

●	Mislabeled drillhole lithology

●	Unnoticed erroneous quality analyses where duplicate analyses were not requested

●	Unrecorded drillhole core loss

Data validation follows the field operational procedures that collect information from the source (collar, survey, lithology, samples, and assays). Finally, when the information is transmitted and uploaded to the mining software for geological modeling and estimation, it is double-checked to eliminate any additional errors.

9.1.6.	Qualified Person’s Opinion Geologic Data

The qualified persons followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating the geologic data. They found that the validated information is congruent in the interpretations of the same, with which the fundamental base geological models were generated for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.2.	Piura plant

The Quality Control Plan consists of the following: PDCA cycle, customer, a person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation and documentary evidence.

The PDCA cycle is:

●	Plan; during this stage, the following activities are considered: determination of characteristics of raw materials, product in-process and finished product, elaboration of control and matrices parameters, and determination of actions and results in assurance program.

●	Do; during this stage, the following activities are considered: verification and compliance with the requirements and matrices, sampling, and preparation.

●	Check: during this stage, the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

●	Act, during this stage, the following activity is considered, acting to improve.

●	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain, and external customer.

9.2.1.	Data verification procedures

The XRF analysis, chemical analysis, and physical analysis are made to verify the results of the samples as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated to determine whether they comply with the technical specifications.

Data verification procedures include internal audits, checklists, statistical tables, reports, data validation, certificates, interlaboratory test reports, and compliance with quality protocols.

9.2.2.	Data validation

Cementos Pacasmayo S.A.A. through its quality assurance and control unit participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.2.3.	Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies applied for data collection and processing at the cement plant are appropriate, reliable, and free from material errors. Accordingly, the data are suitable for use in the construction of the model and for estimating cement production.

Given that the analyses of the main chemical components and physical properties of both raw materials and final products are performed by external laboratories, the quality of the information is considered adequate for the preparation of Mineral Resource and Mineral Reserve estimates.

10.	Mineral processing and metallurgical testing

10.1.	Nature of testing program

Cementos Pacasmayo S.A.A. has a Quality Assurance and Control and a Research and Development department. The objective of the department is to develop, evaluate and research procedures for developing products at the laboratory level and they are scaling up to the industrial level. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce their environmental footprint and the cost of cement production.

They have also implemented procedures for preparing, reviewing, issuing, and controlling test reports associated with cement production in the Pacasmayo and Piura plants.

Cementos Pacasmayo has implemented the ISO 9001 standard since 2015. The Research and Development laboratory, located at the Pacasmayo plant, is responsible for technical aspects of cement plant and quarry operations (including the Virrila quarry).

A permanent control is carried out with other laboratories to further the results. Likewise, interlaboratory reports are obtained from external laboratories such as CCRL (Cement and Concrete Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec from Colombia, an internal interlaboratory.

Cementos Pacasmayo S.A.A. has also obtained the certification that certifies compliance with Supreme Decree No. 001-2022, which validates compliance with the Technical Regulation on Hydraulic Cement used in Buildings and General Construction.

Cementos Pacasmayo SAA opted for the highest and most rigorous certification model (Type 5) granted by ICONTEC, which has extensive experience in the certification of products and services.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions that provide the best functional characteristics to our products and at the same time keep balance with the benefits generated for the company. Whether it is a requirement or an own initiative oriented to supply any previously identified need, the laboratory tests are developed to continuously generate an operational advantage for the company. Based on this work, the laboratory has determined (and confirmed with production estimates) that 1 tonne of coquina yields 0.78 tonnes of clinker and the clinker/cement factor with additions is 0.70.

The R&D Laboratory located at the Pacasmayo plant provides analysis and research services to all of the company’s cement plants.

10.2.	Cement Manufacturing Test Results

At the Pacasmayo plant, the studies conducted in the Research and Development Laboratory and the Quality Control area include reducing the clinker/cement factor and substituting slag for pozzolan at the Piura plant. The clinker/cement factor of the cement is 0.70.

10.3.	Qualified Peron Opinion of the Adequacy of the Test Data

The Research Laboratory issues technical reports following international standards for the operations area, identifying the correct data, defining the requirements that may vary but include accuracy, consistency, and validity through an evaluation of the data and implementation of solutions and finally, validating the adequacy of the data.

The operations area then evaluates the convenience of industrially implementing the tests and validating what is reported at the laboratory level. The integrity and adequacy of the data reported by the area is based not only on the technical competencies of the collaborators as well as on the high scores obtained in the external interlaboratory of recognized entities such as XAMTEC and CCRL in their different programs.

11.	Mineral Resources Estimates

The geological model was developed and structured using Leapfrog software. The QP generated the model solids, taking into account the lithology of the deposit based on the geological characteristics and its quality.

Due to the nature of the deposit in its stratified nature and occurrence, the qualified persons interpreted the geological model with the help of a set of sections parallel to the two main directions of the deposit shape, spaced every 140 meters.

Considering the conceptual model of the project and based on the fieldwork carried out by Cementos Pacasmayo’s geologists, the lithological descriptions were grouped into ten horizons (Table 17).

Table 17 Lithologic units of the Virrila quarry geological model

Lithologic Units	Zone 3		Zone 2
	Mine Sight Code ITEM (TLITO)	Numeric Code ITEM (CODEM)	Mine Sight Code ITEM (TLITO)	Numeric Code ITEM (CODEM)
Aeolian sand, brown to brownish color, with coquina remains.	SU	1	SU	1
Earthy calcareous, creamy beige color, scarce coquina and reefs.	CT	2	CT	2
Calcareous with compact shell debris	A1	3	A1	3
Coquina with presence of shells and beige corals	A2-A,A2,A2-B,A2-C	4,5,6,7	A2	5
Massive compact beige coquina and beige corals	A3	8	A3	8
Green clayey silt with intercalation of calcareous levels.	LM	9	LM	9
Beige calcareous compact massive fine matrix.	B1S	10	-	-
Gray sand, with traces of calcareous, gravel.	ARE	11	ARE	11
Calcareous with remains of coquina and sand with some gravels.	B1	12	B1	7
Gray sand, fine grain, friable.	GRV	13	B2	12
Green diatomite	DIA	14	GRV	13

The main criterion for the geological model is the quality, supported and associated with the lithological aspect.

The lithological criteria are based on the macroscopic physical characteristics of the shell horizons and the percentage of important elements in their composition (oxides).

This analysis uses a quality cut-off of 48.5% of CaO based cement manufacturing technical specifications. In addition, other quality parameters were considered according to the technical specifications. All criteria together allowed the identification of good quality horizons, which were assigned the following codes in the CAPA item.

Table 18 shows the quality parameters for Domo coquina and Addition coquina.

Table 18 Quality Parameters for Dome and Additive coquina

		Domo Coquina	Addition Coquina
CaO (%)	Min.	48.50	NA
	Max.	-	NA
	Target	50.00	NA
MgO (%)	Min.	-	-
	Max.	2.00	2.00
	Target	1.50	1.50
SO3	Min.	-	-
	Max.	0.85	2.50
	Target	0.80	2.00
Cl	Min.	-	-
	Max.	0.035	0.035
	Target	0.030	0.030
Na2O (%)	Min.	-	-
	Max.	0.300	0.30
	Target	0.250	0.25
K2O (%)	Min.	-	-
	Max.	0.200	0.20
	Target	0.150	0.15

The block model was configured based on the dimensions and spatial distribution of the formations containing the material of economic interest.

Table 19 shows the extents of and dimensions of block in the model. (Coordinates in UTM units).

Table 19 Characteristics of the block models

Zone 3	Minimum (m)	Maximum (m)	Size (m)	Number
X	528,430	533,170	10	474
Y	9,341,860	9,345,360	10	350
Z	20	45	0.5	90

Zone 2	Minimum (m)	Maximum (m)	Size (m)	Number
X	524,700	528,900	10	420
Y	9,341,100	9,344,300	10	320
Z	10	50	0.5	80

11.1.	Database

The Geological Model used 3,678 samples obtained from 536 diamond drill holes in Zone 3 and 2,550 samples obtained from 478 diamond drill holes in Zone 2, in the current production areas for resource estimation. The data is managed in a database. From there, it is extracted and loaded into MineSight (by Hexagon) and used for resource estimation

11.2.	Density

The density data for the estimation of the coquina Resources of the Virrila quarry as of December 2025, were taken from the historical data of sampling results carried out in the first drilling campaigns. The density ranges between 1.51 and 1.89 t/m3.

11.3.	Compositing

In general, each geological unit is estimated from the composite data (the composites were restricted to not cross “hard” boundaries between different geological units).

The objective of composting is to create a distribution of grades of equal support (volumes) from the initial samples in the drill hole. Thus, when compositing, one must be careful that the composites preserve the original nature of the sample. The calculated values considered in the compositing were for the SiO2, Al2O3, CaO, MgO, and SO3.

Composites were made at different lengths to determine the optimum compositing length, resulting in compositing at 1 m as the length that best fits the nature of the original sample and is included in the resource estimation process.

In addition, the length of the deposits is considered based on an exact multiple of the height of the blocks used to model the deposit and is also matched to the bench height to be operated.

11.4.	Basic statistics of the data (Assay – Composites)

Table 20 shows the results of the basic statistics of the principal oxides as CaO, SiO2, MgO, Al2O3 and SO3 contents for the original data and the composited data.

QP performed the statistical analysis for each defined body with the interpretation of deposit quality, which were also taken as criteria for modeling and estimation.

Table 20 shows the statistics for “Horizon A2” as this is the main horizon for estimating the Reserves.

Table 20 Basic data statistics of Zone 3 and Zone 2

Zone 3
Components	Origen	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Variation
SiO2	Assay	1,769	3	0.46	99.58	5.718	4.394	19.310	0.769
	Composito	1,835	1	0.46	60.73	5.568	3.526	12.435	0.633
CaO	Assay	1,769	3	0.12	55.65	51.503	2.918	8.514	0.057
	Composito	1,835	1	21.25	55.59	51.630	2.353	5.535	0.046
MgO	Assay	1,768	4	0.28	1.76	0.725	0.131	0.017	0.181
	Composito	1,835	1	0.18	1.76	0.709	0.121	0.015	0.171
Na2O	Assay	1,768	4	0.02	0.95	0.302	0.072	0.005	0.238
	Composito	1,834	2	0.02	0.89	0.298	0.068	0.005	0.229
K2O	Assay	1,769	3	0.04	0.97	0.166	0.074	0.005	0.445
	Composito	1,835	1	0.05	0.95	0.159	0.060	0.004	0.377
SO3	Assay	1,759	13	0.01	2.47	0.306	0.243	0.059	0.794
	Composito	1,829	7	0.01	1.97	0.300	0.218	0.047	0.726
Cl	Assay	1,743	29	0.01	0.38	0.033	0.040	0.002	1.227
	Composito	1,814	22	0.01	0.37	0.033	0.037	0.001	1.121

Zone 2
Components	Origen	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Variation
SiO2	Assay	1,982	1260	0.01	99.37	12.807	11.972	143.317	0.935
	Composito	2,025	819	0.13	99.37	13.138	11.608	134.737	0.884
CaO	Assay	1,982	1260	0.13	54.97	46.001	7.763	60.265	0.169
	Composito	2,025	819	0.13	54.94	45.720	7.576	57.389	0.166
MgO	Assay	1,980	1262	0.23	15.7	0.952	1.819	3.310	1.912
	Composito	2,023	821	0.23	14.56	1.011	1.923	3.697	1.903
Na2O	Assay	1,982	1260	0.05	1.32	0.260	0.110	0.012	0.423
	Composito	2,025	819	0.05	1.32	0.263	0.110	0.012	0.418
K2O	Assay	1,884	1358	0.01	0.85	0.184	0.126	0.016	0.686
	Composito	1,970	874	0.01	0.85	0.188	0.123	0.015	0.653
SO3	Assay	1,982	1260	0.04	9.62	0.600	0.673	0.452	1.120
	Composito	2,025	819	0.04	9.62	0.600	0.640	0.410	1.066
Cl	Assay	1,981	1261	0.00	0.463	0.022	0.024	0.001	1.073
	Composito	2,024	820	0.00	0.463	0.022	0.025	0.001	1.132

11.5.	Extreme values

Extreme values are considered to be those analysis results that are not representative of the unit being studied and are above the mean plus twice the standard deviation.

In the analysis of the extreme values from the laboratory results for the calcareous lithologic units being estimated, no significant deviations were found that would alter the estimation results; the results are consistent and representative considering the geological nature of the horizons to which they correspond.

11.6.	Variogram Analysis

In the variogram analysis of the composited data for each level corresponding to each body of economic interest at the Virrila quarry, the variogram structures found do not show any preferential direction in the correlation. With the variogram is not possible experimental reflects the maximum distance or range and how a point influences another point at different lengths. In this sense, for the Virrila quarry, the inverse of the distance method was applied.

11.7.	Interpolation

The Inverse Distance (ID2) method was used for all variables and Nearest Neighbor (NN) for validations, defining parameters for each estimator. Table 21 shows the main parameters used to define the interpolations of the main CaO variable of the A2 layer and of the secondary variables, respectively.

The interpolations were performed in 3 consecutive processes.

-	The first with a search radius of 2 times the drilling grid.

-	The second with a search radius of 1.5 times the drilling grid and

-	Finally, the range corresponding to 1.0 times the drilling grid.

Regarding the number of composites, we used a minimum of 1 per block and 2 as maximum, for the first interpolation and a minimum of 2 per block and 3 as maximum for the second and a minimum of 3 per block and 4 as maximum, for the third interpolation.

Additionally, a maximum of 1 composite were considered for each borehole taken in the interpolation.

Table 21 Estimation Parameters Secondary Variables

Comment	Zone 3			Zone 2
	Pass 1	Pass 2	Pass 3	Pass 1	Pass 2	Pass 3
Distance in X direction	200	200	200	200	200	200
Distance in Y Direction	200	200	200	200	200	200
Distance in Z directions	200	200	200	200	200	200
3D Distance	200	200	200	200	200	200
Min # Comp	1	2	3	1	2	3
Max # Comp	2	3	4	2	3	4
Max # Comp DDH	1	1	1	1	1	1
Element Model IDW	CA4	CA4	CA4	CA5	CA5	CA5
Element MComp IDW	CACA	CACA	CACA	CACA	CACA	CACA
Pass in Model	PSCA4	PSCA4	PSCA4	PSCA5	PSCA5	PSCA5
Pass in comp	PASS3	PASS2	PASS1	PASS3	PASS2	PASS1
Dist comp	DICA4	DICA4	DICA4	DICA5	DICA5	DICA5
# comp for Block	NCCA4	NCCA4	NCCA4	NCCA5	NCCA5	NCCA5
# comp for DHH	NDCA4	NDCA4	NDCA4	NDCA5	NDCA5	NDCA5
Local error	SDCA4	SDCA4	SDCA4	SDCA5	SDCA5	SDCA5
Major Axis	300	200	150	300	200	150
Minor Axis	200	150	100	200	150	100
Vertical Axis	20	20	20	20	20	20
ROT	320	320	320	285	285	285
DIPN	0	0	0	0	0	0
DIPE	0	0	0	0	0	0
Body	RT4	RT4	RT4	RT5	RT5	RT5
Body code	5	5	5	5	5	5
ORE comp	CODEM	CODEM	CODEM	CODEM	CODEM	CODEM
Run extension	1	2	3	1	2	3
Archive 09	vi309.dat	vi309.dat	vi309.dat	vi209.dat	vi209.dat	vi209.dat

11.8.	Resources estimation

Mineral Resource estimates are effective December 31, 2025. The point of reference for all Mineral Resources estimates is as quantities at delivered to the cement plant. For the estimation of Mineral Resources, the analysis considered the CaO content as well as the content of impurities. The impurities are restrictions determined by the cement production plant. Table 22 shows the quantity of Resources and the average values of their quality.

Table 22 Resource estimates (exclusive of Reserves) at the Virrila quarry

	Resources	Tonnes Mt	CaO (%)	SO3 (%)	MgO (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	21.8	49.80	0.54	0.62	0.22	0.19	0.07
	Indicated	26.8	48.98	1.06	1.18	0.21	0.22	0.07
	Measured + Indicated	48.6	49.35	0.83	0.93	0.21	0.21	0.07
	Inferred	4.4	46.70	2.11	1.54	0.24	0.25	0.06

11.8.1.	Cut-off

For the determination of Resources, the costs of extraction, transportation, cement processing and cement dispatch were considered to determine the Resources. The cost estimate considers the increase in distances, which vary from 4.6 kilometers to 7.5 kilometers from the quarry to the plant and operating costs in the open pit during the 30 years of evaluation. Since the stripping or overburdens is 0.39 and is consider in the economic model

The costs are based on real sources of current operations of Cementos Pacasmayo S.A.A. and the selling price of cement in 524.0 S/ x t during 2026 (at cement plant). Chapter 18 and 19 shows the costs and prices for the determination of Mineral Resources. The main factor for the determination of Resources is quality. The cut off can be seen in Table 18, the Virrila quarry is a sedimentary deposit and, thus, the model for the estimation of Resources considered the Virrila quarry as a unit, whose coquina production is carried out by 12 m benches.

11.8.2.	Reasonable prospects of economic extraction

The Mineral Resource estimation considers the Virrila deposit as a set of layers integrated into a single body, defined by the continuity of quality.

The definition of waste is based on the quality (CaO) as the main parameter. The waste is variable in thickness and quality throughout the deposit.

The area associated with the resource estimation is located in the central part of the UEA Virrila and away from the mining property boundaries.

On the other hand, the public road to Bayovar Bay, the transmission line owned by a third party company, and an oil supply pipeline that ends at the port of Petro Peru pass through our mining concessions. It is important to mention that these components do not interfere with the operations in the Virrila quarry nor with the estimation of coquina resources reported in this report.

The Mineral Resource evaluation has considered relevant technical and economic factors such as coquina production costs, cement sales prices, environmental and social viability at our operations.

From the environmental and social point of view, Cementos Pacasmayo has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation, therefore, it is expected that the environmental and social viability will continue.

The economic analysis that shows the economic viability of Mineral Resources is presented in Chapter 19.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust Resource model.

11.9.	Mineral Resources classification

The parameters for Resource classification used by Cementos Pacasmayo S.A.A. were obtained from the experience of calculating the optimum drilling grid for sampling by geostatistical methods. Additionally, the variographic analysis was considered taking as reference the variogram range. After considering all these, resource classification was based on the following criteria:

●	Measured Resource: One regular drilling grid.

●	Indicated Resource: 2 regular perforation grids.

●	Inferred Resource: up to 3 grids.

Several configurations have been defined from this basic configuration, taking into account the number of drill holes and the average search distance.

11.10.	Qualified person’s opinion

The geological modeling of the Virrila quarry deposit has been developed considering four zones.

Currently, the production has migrated and is centered 90% in zone 3, the quality and geological characteristics of the calcareous horizons were considered as a basis for the interpretation and development of the model, taking into account the diamond drilling of the different drilling campaigns. The relationship between drill hole information and the geological model is consistent.

The process of production in zone 1 is in its final phase, a gradual migration process to zone 3 should be initiated.

The latest diamond drilling campaign in Zone 2 has allowed for the standardization of geological interpretation criteria, similar to those used in Zones 1 and 3. With this standardization of information, the geological, resource, and reserve model has been updated. The update of the Zone 4.

The information that supports the estimation of the quarry’s Resources is consistent, allowing obtaining a robust resource model.

12.	Mineral Reserves estimates

The total estimated Mineral Reserves in the Virrila quarry are 40.8 million tonnes which are detailed in Table 23 in their different classes.

In the periodic update of the Reserves of the Virrila quarry, the Reserves produced within the update of the Resource and Reserves models are taken into account. Also taken into account were any changes to assumptions about “modifying factors” (which should be evaluated), or the change and entry of any new data.

The quality metric used in the Mineral Resources and Reserves estimation is the calcium oxide (CaO) content, which is a stable variable in the deposit. Its specific values depend on the lithological domain with its concentration higher in some lithologies than in others.

Based on the revised Mineral Resources model, the Mineral Reserves were estimated as the indicated and measured resources in the life of mine pit that supports the mining plans for production and supply of coquina to the Cementos Pacasmayo S.A.A. plants.

The QPs estimated life of mine consumption of coquina over the 30 years of mine life is based on the estimated Reserves and the projection of plant needs provided by CPSAA management and finance control department. The projected consumption increases gradually each year.

12.1.	Criteria for Mineral Reserves determination

The criteria used for the determination of Mineral Reserves are described below.

12.1.1.	Run of Mine (ROM) determination criteria

ROM is considered to be all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution was considered to be negligible. The recovery in the quarry was assumed to be 100%.

12.1.2.	Cement plant recovery

The coquina received at the Piura plant is properly stored and then mixed with other raw materials to obtain the raw meal feed (kiln feed). On average, the raw meal contains 78% coquina. After the raw meal is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additives to obtain cement.

12.2.	Reserves estimation methodology

For the determination of the mineral Reserves, the costs of production, transportation, cement processing, and the quality restrictions of the raw material, were considered. The costs are based on actual sources from the current operations of Cementos Pacasmayo S.A.A. in Virrila quarry and Piura plant. Chapter 19 shows the economic analysis to determine the Mineral Reserves.

●	Reserves meet the quality restrictions for coquina at the Piura plant (Table 23).

●	Proven and Probable Reserves consists of Indicated and Measured Resources, respectively, that are within the designed pit the Virrila quarry.

●	Proven and Probable Reserves are within the life-of-mine pit designed for the Virrila quarry.

●	Reserves are those for which economic viability has been demonstrated by discounted cash flow analysis based on estimated capital and operating costs.

●	Cementos Pacasmayo S.A.A. has an agreement with the San Martin de Sechura Community associated with the Virrila concession. The agreement allows Cementos Pacasmayo to produce coquina from year 2010 to year 2040.

●	The effective date of the Reserve estimate is December 31, 2025.

●	The point of reference is at the point of delivery to the Piura plant.

The economic analysis that shows the economic viability of Mineral Resources and Reserves is presented in Chapter 19.

12.3.	Mineral Reserve estimates

Table 23 shows the Mineral Reserves at the Virrila quarry.

Table 23 Ore Reserves expressed in million tons

	Reserves	Tonnes M	CaO (%)	MgO (%)	SO3 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	39.9	51.86	0.71	0.36	0.29	0.15	0.03
	Probable	0.9	49.83	0.84	0.64	0.32	0.23	0.03
	Total	40.8	51.82	0.71	0.36	0.29	0.16	0.03

The Reserves calculated for Virrila quarry from the Mineral Resources consider the risk factors and modifying factors. The quality factors are considered the most sensitive factors that, by their nature, can affect the Reserve estimates. Although the main variable is considered to be CaO, which is very stable in the deposit, there are others that determine the quality of the Reserves and could even affect the process if they are not adequately controlled, such as the Chlorine and SO3 content.

However, in certain conditions the increase of SO3 is acceptable, considering that its genesis, according to its geological nature, comes from gypsum. This is important because it allows a better balance in the cycle of alkalis (Na2O, K2O) considered in the sulfate module.

In the process of calculating Reserves and in the quarry production plans, these variables have been adequately considered in the mining plan by proper production sequencing with blending processes.

In addition to quality factors, ore reserves could change from operating performance-controlled production costs, allowing for maximization of the use of resources in the extractive processes for the use of resources in the extractive processes for the industrialists, guaranteeing the LOM of the quarry.

13.	Mining methods

Cementos Pacasmayo S.A.A. is the current owner of the Virrila quarry and is in charge of the coquina´s production. The loading and transport of coquina has been outsourced to contractors, Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and output according to the requirements of the Cement Plant.

In 2013, Cementos Pacasmayo S.A.A. performed a geotechnical study at the Virrila quarry to understand the rock mass.

In 2015, Cementos Pacasmayo S.A.A. carried out hydrogeological studies at the Virrila quarry to understand hydrology.

13.1.	Mining methods and Equipment

The mining method is open-pit mining with benches, ramps, and access roads. The main production unit is a Surface Miner. The quarry does not require explosives. Figure 9 shows the overall production process. The main production activities are:

1.	Production with a surface miner;

2.	Stacking;

3.	Loading for dispatch; and

4.	Weighing and transport.

Figure 9 Mining sequence of Virrila quarry

●	Production with surface miner

The surface miner is used in horizontal layers of 0.25 meters deep by 3.8 meters wide. Subsequently, it is sampled to assess the quality of the coquina. The sand over the coquina is used in progressive clousure plan.

●	Stockpiles

The material is stacked using a front-end loader. The stockpiles consider the angle of repose of the material and form slopes of 37°, maximum height of 3 m, and a maximum volume of 25,000 m3 per stockpile.

●	Loading, Weighing and transport

Loading and transportation is conducted with dump trucks, which are weighed on an 80 tonnes capacity platform scale. The material is transported from Virrila quarry to Piura plant.

Table 24 shows the main equipment used to conduct production activities at the Virrila quarry.

Table 24 Mining equipment at the Virrila Quarry

Equipment	Quantity	Function	Description
Pickup van	04	Personnel Transportation	Personnel and material transport units.
Surface Miner	02	Continuous mining	Coquina production
Front Loader (3.5 m³ bucket capacity)	04	Material Loading and Stacking	Material handling equipment.
Tanker truck	02	track watering	Auxiliary equipment to ensure the operability of quarry equipment and personnel.
Dump truck (15 m3 capacity)	04	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 15 m3.

13.2.	Geotechnical models

In 2013, Cementos Pacasmayo hired DCR Ingenieros S.A.C. to conduct geotechnical studies of the Virrila quarry. This serves as the basis of geotechnical assumptions used at the quarry to date. The main results are presented below.

During the study, DCR Ingenieros S.A.C noted that the lithological profile is stable when cut. With slopes between 75° to 80° of inclination, no slides or landslides occur. The stability analyses determine these conditions.

Table 25 Virrila quarry physical stability analysis summary

Typical section	Typical section	Cutting slope angle (°)	Safety factor
			Static	Pseudo-Static
Section A-A’	7	80	2.077	1.713
Section A-A’	8	75	2.323	1.827
Section B-B’	12	75	1.897	1.490
Section B-B’	16	75	2.477	1.920

Analysis methodology

Stability analyses were performed using the Rocscience SLIDE software, version 5.014, which allows the user to perform limit equilibrium calculations.

The software used allowed engineers to search for the most critical failure surface with the lowest safety factor for a given geometry and materials.

The analysis considered the Morgenstern-Price and Spencer limit equilibrium methods, which satisfy the equilibrium of forces and moments.

It also considered that the material is homogeneous and isotropic and that plastic collapse would occur due to the progressive failure mechanism along the slip surface.

Factors of Safety

The safety factors recommended for the stability analyses are based on the recommendations of the Environmental Guide for Slope Stability of Solid Waste Deposit Slopes of the Ministry of Energy and Mines, the United States Society of Dam (USSD), and the United States Bureau of Reclamation (USBR).

According to the guidelines mentioned above, the following safety factors are considered:

-	Minimum factor of safety in static conditions is 1.5.

-	Minimum factor of safety in the pseudo-static condition is 1.0

Geotechnical Parameters

The geotechnical parameters used for the physical stability analysis were obtained from geotechnical field and laboratory investigations and based on a geomechanical evaluation using the RocLab program (Rocscience).

Table 26 summarizes the geotechnical parameters used in the static and pseudo-static stability analysis.

Table 26 Geotechnical properties of materials

Materials	Specific gravity (kN/m3)	Angle of friction (ɸ°)	Cohesion (c) (kPa)
Geotechnical unit UG-I (Quaternary deposit)	16	30	0
Geotechnical unit UG-II (Very weak to weak coquina)	20	24	23
Geotechnical unit UG-III (Weak to moderately weak sandstone)	22	40	61

Due to the characteristics of the calcareous material (cemented coquina) present in the Virrila quarry, as well as the depth at which the calcareous material to be produced is present, the physical stability of the quarry’s production cuts has been analyzed, considering the following typical cutting geometry:

Cutting slopes: 75° - 85°.

The geotechnical aspects are those currently used in the Virrila quarry.

13.3.	Hydrological models

Based on the study that DRC Ingenieros S.A.C conducted in 2013, Ram Perú S.A.C drilled two piezometers in the Virrila quarry to obtain information associated with the hydraulic tests being applied to date. The main results are presented below.

Topographically, this unit is developed at a maximum elevation of 80 meters above sea level, being slightly inclined to the SE. The quarry is located on a raised Pleistocene marine terrace, higher than 60 meters above sea level; Its relief is essentially flat, with slight undulations due to wind action. Though, it is under the influence of the Piura river basin; the quarry is not at risk of flooding.

13.4.	Other mine design and planning parameters

The coquina production achieved during the year 2025 is 0.9 million tonnes of coquina, and 0.40 million tonnes of waste rock, which gives a stripping ratio of 0.44.

Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Virrila quarry are presented in Table 27.

Table 27 Mine design parameters

Description	Value
Maximum pit height	12 meters
Maximum bench height	6 meters
Pit bank slope	75° to 80°
Production (t/h)	500
Net production hours	10
Surface miner production (t/d)	4,400
Number of workdays per month	25
Production per month (t.)	109,000
Number of working months per year	12
Estimated annual production (t)	1,311,000

13.5.	Annual production rate

Considering that the cement plant demands an average annual production of 1.36 million tonnes per year of coquina, the plan for the following 30 years is shown in Table 28.

13.6.	Mining plan

The forecasted mining plan for the next 30 years is presented in Table 28.

Table 28 Minning plan forecast

Year	Tonnes (t)	CaO	MgO	SO3	Cl	Na2O	K2O
2026	909,000	51.95	0.72	0.28	0.02	0.27	0.15
2027	1,052,075	53.12	0.70	0.35	0.02	0.25	0.13
2028	1,054,696	53.06	0.72	0.33	0.02	0.28	0.13
2029	1,057,369	52.60	0.70	0.24	0.02	0.29	0.14
2030	1,178,792	53.09	0.74	0.25	0.03	0.28	0.13
2031	1,181,574	52.64	0.73	0.27	0.03	0.29	0.14
2032	1,184,411	52.39	0.74	0.24	0.03	0.30	0.15
2033	1,187,304	52.39	0.73	0.34	0.03	0.31	0.15
2034	1,190,256	52.97	0.71	0.31	0.02	0.29	0.13
2035	1,193,267	52.52	0.71	0.32	0.03	0.29	0.14
2036	1,196,338	51.07	0.73	0.30	0.02	0.31	0.18
2037	1,318,166	51.47	0.75	0.53	0.02	0.31	0.17
2038	1,468,599	50.79	0.73	0.33	0.03	0.32	0.19
2039	1,472,938	52.32	0.74	0.34	0.02	0.31	0.15
2040	1,477,481	51.55	0.72	0.28	0.03	0.32	0.17
2041	1,482,114	51.71	0.72	0.32	0.03	0.31	0.16
2042	1,486,840	51.53	0.76	0.30	0.02	0.33	0.17
2043	1,491,661	51.74	0.75	0.38	0.02	0.31	0.15
2044	1,496,578	51.73	0.71	0.36	0.03	0.28	0.16
2045	1,501,593	50.37	0.79	0.34	0.02	0.32	0.20
2046	1,506,708	52.00	0.67	0.35	0.03	0.27	0.15
2047	1,511,926	51.31	0.78	0.46	0.03	0.32	0.17
2048	1,517,248	51.07	0.83	0.49	0.03	0.33	0.17
2049	1,522,677	51.96	0.71	0.33	0.03	0.29	0.16
2050	1,523,261	50.96	0.68	0.27	0.03	0.30	0.17
2051	1,523,261	52.26	0.69	0.36	0.03	0.30	0.14
2052	1,523,261	50.74	0.70	0.29	0.03	0.30	0.18
2053	1,523,261	51.03	0.70	0.64	0.03	0.26	0.12
2054	1,523,261	51.82	0.54	0.52	0.03	0.23	0.09
2055	1,523,261	52.25	0.52	0.61	0.03	0.21	0.09
Total	40,779,175	51.82	0.71	0.36	0.03	0.29	0.15

In the same 30-year period, the removal of waste rock will have a stripping of 0.38 tonnes of waste rock/coquina.

Figure 10 Virrila quarry final pit

PIT FINAL
LINEA DE ALTA TENSION
ZONA 1
ZONA 2
ZONA 3
ZONA 2
ZONA 4
LEYENDA
DISEÑO DE PIT FINAL
NOTAS:
LAS ESCALAS SE MOSTRARÁN REALES EN HOJAS IMPRESAS EN FORMATO A3
SISTEMA DE CUADRILLADO CADA 3000 METROS
SISTEMA DE COORDENADAS UTM – WGS 84
ESCALA 1:30 000

13.7.	Life of Mine

The life of the Virrila quarry is 30 years.

13.8.	Staff

The Cementos Pacasmayo personnel develop its operations at the Virrila quarry with its staff and contractors.

14.	Processing and recovery methods

14.1.	Process Plant

The cement production process includes different stages: quarry production, reception of raw materials, raw material grinding, clinkerization, cement grinding, cement packaging and cement dispatch.

The process begins with the reception and storage of raw materials; then, the material is fed to the raw milling stage, where the raw materials (coquina, clay, bauxite, gypsum, sand and iron ore) are mixed in specific quantities to obtain a material known as “raw meal.”

Piura plant has a vertical mill for the raw material grinding stage. This equipment allows pulverizing all raw materials to obtain an average fineness of less than 15% measured on a 170 µm mesh.

The raw meal obtained is transported to a homogenizing silo, where it is stored before feeding it to the kiln.

This stage aims to reduce the variability of the raw material mix and guarantees the uniformity of the quality of production in the clinkerization stage.

The homogenized raw material is fed into the rotary kiln. The temperature of the clinkering process reaches approximately 1,450°C; the resulting product is called “clinker.”

The clinker obtained is then pulverized in a vertical mill, with small amounts of gypsum and other mineral additions (such as slag, pozzolana and coquina). Combining different proportions of these minerals makes it possible to obtain the different types of cement marketed.

The Piura plant has two silos for special cement and one silo for Type I cement for cement storage.

There is also finished product storage (APT) for storing cement packaged in bags and big bags.

Before shipment, the quality control laboratory evaluates the cement produced for all the physical and chemical characteristics required by current technical standards. After the validation process, the Quality Assurance unit approves the cement for bulk or 42.50 kg bags.

14.2.	Raw materials for the cement production

At the Piura plant, the following raw materials and additions are used to produce cement.

Raw materials

Coquina domo: Material composed mainly of calcium carbonate, used as raw material and as additive in cement production.

Sand: Inert material composed basically of crystalline silica, aluminum and alkalis such as potassium and sodium.

Iron: Inert material composed basically of iron oxide (Fe2O3).

Clay: Inert material composed of silicon, aluminum and a low proportion of alkalis such as potassium and sodium.

Bauxite: Material used as a source of alumina. Its primary function is an alumina corrector and melting effect in the clinkerization process.

Gypsum: Material composed of calcium sulfate hydrates. The mineral gypsum may contain crystalline silica. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

Coal: Solid, black, or dark brown mineral that contains carbon and small amounts of hydrogen, oxygen, and nitrogen for the most part.

Raw meal: Artificial mixture of coquina, clay, sand and iron used to produce clinker.

Clinker: Product obtained during the calcination of the mixture of coquina, sand, clays, and iron.

Fossil fuel

For the heating process of the rotary kiln, it is necessary to use fossil fuels that are easy to burn since this process starts at low temperatures. For this purpose, the Piura plant has systems that can use natural gas and DB5 diesel as complementary fuels for the clinker production process.

Mineral components (MIC)

Slag: Artificial pozzolanic material that can be set in contact with water and develop compressive strength.

Pozzolan: Materials containing silica and/or alumina of natural or artificial origin.

Gypsum: Material composed of calcium sulfate hydrates. The mineral gypsum may contain crystalline silica. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

Process additions: bypass filter dust is used such as a process additive in cement grinding.

14.3.	Flow sheet

Figure 11 shows the flow sheet for the cement production at the cement plant.

Figure 11 Piura plant process block diagram

14.4.	Main equipment

Table 29 below shows the design capacities for clinker and cement production.

Table 29 Main equipment in Piura plant

Equipment	Product	Capacity of production*	Unit
Raw meal Mill 1	Raw meal	1,980,000	tonnes/year
Miag 1	Pulverized Coal	182,160	tonnes/year
Kiln 1	Clinker	990,000	tonnes/year
Mill 1	Cement	1,639,440	tonnes/year
Bagging system 1	Cement	1,009,800	tonnes/year
Bagging system 2	Cement	1,009,800	tonnes/year

*	The capacities of each equipment consider a production of 330 days.

14.5.	Cement Plant Mass balance

Table 30 shows the balance of raw meal production. In addition, Table 32 also shows the balance for cement production considering the additions used for the mixture with clinker and, consequently, cement production.

Table 30 Balance for raw meal production

Raw meal	Annual quantity (tonnes/year)	Dosage
Coquina	799,365	78%
Others	222,612	22%
Raw meal	1,021,977	100%

*	Raw meal includes coal.

The raw meal is fed to the rotary kiln. The production of 1 ton of clinker requires 1.66 tons of raw meal.

Table 31 Balance for clinker production

Raw material	Annual quantity (tonnes/year)
Raw meal	1,021,977
Clinker	616,400

Table 32 Balance for cement production

Cement	Annual quantity (tonnes/year)	Dosage
Clinker	616,400	69%
Additions**	270,668	31%
Cement	887,068	100%

**	The amount of coquina used as an addition was 126,790 tonnes.

14.6.	Process losses

Losses in the cement production process associated with the raw material (coquina) are 1.68% due to natural humidity.

14.7.	Water consumption

The Piura plant has a reverse osmosis plant for the water supply system for clinker production, which is used in the clinker and cement grinding processes. It is also used to irrigate green areas and access roads. 59,128 m3 of water was consumed at the Piura Plant during its operations in 2025.

14.8.	Fossil fuel consumption

Liquid fuels and eventually natural gas (depending on availability) are used to generate the hot gases required in the production process. Table 33 shows the consumption of liquid fuels used in Cementos Pacasmayo S.A.A. - Piura plant, based on the volumes consumed during 2025.

Table 33 Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant

Fuel	Consumption	Description
Natural Gas	234,451 m3	PC: 37.8 GJ/Nm3
Diesel B5	156,572 Gal	PC 41.20 GJ/t

14.9.	Electric power consumption

Cementos Pacasmayo S.A.A. - Piura plant has an electrical substation with a nominal capacity of 37.50 MW, the energy is supplied by the national interconnected network. 299,630 GJ of energy was consumed at the Piura plant during its operations in 2025.

14.10.	Maintenance Plan

Cementos Pacasmayo S.A.A. has initiatives to diversify energy sources and secure supply when possible. Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to maintain the cement production. Cementos Pacasmayo controls operating efficiency to assure costs and operating margins. The equipment is in good condition and operational.

14.11.	Staff

The Cementos Pacasmayo personnel develop its operations at the Piura plant with its staff and contractors.

15.	Infrastructure

15.1.	Virrila quarry

Electricity consumption during the operation stage is 100 kW-h, and a powerhouse provides the power supply with a 100 kW generator set.

The fuel is supplied by a contractor using diesel oil trucks.

Water consumption in quarry operations is for human consumption and industrial use.

The quarry has offices and workshops for minor maintenance. No explosives is required, no crushers are used, and there is a scale for the dispatch of coquina trucks located in an area adjacent to the offices.

Figure 12 Virrila quarry facilities

15.2.	Piura plant

The Piura plant has an installed power substation of 25 MW for use in electric motors and lighting of the plant.

Power is supplied through a 60 KV transmission line from ENOSA’s Piura Oeste sub-station to the plant’s substation. The plant’s substation is equipped with voltage transformers, protection, and energy metering equipment.

About the fuel infrastructure, there is a pipeline system for liquid fuels and natural gas.

The water supply comes from a deep well; the water is for industrial use, irrigation, and sanitary services. Drinking water which is supplied in drums, is used for human consumption.

16.	Market Studies

Cementos Pacasmayo is a leading company in cement production and other construction materials in the north of Peru. This chapter describes the cement market and the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendency of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company (CPSAA) to understand its specific market better.

16.1.	The cement market in Peru

The Peruvian cement market is geographically segmented by north, central, and south regions. Diverse companies supply each area. Figure 13 illustrates the Peruvian map and its three regions, according to the segmentation of the cement market, where each part is the area of influence of domestic cement companies.

Figure 13 Segmentation of the cement market in Peru

The main companies that supply Peru’s cement market are Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A., and Cementos Selva S.A.C. Some companies import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., Holcim Perú S.A., amongst others.

Table 34 shows the cement shipments at the domestic level (in thousands of tonnes):

Table 34 Cement shipments at domestic level (in thousands of tonnes)

	2023	2024	2025
National cement shipments	12,175.7	12,001.8	12,936.0
Overall cement shipments (CPSAA/CSSAC, 3 plants)	2,936.6	2,835.1	3,049.2
Piura cement plant shipments	1,044.7	841.9	886,6

Sources: ASOCEM and CPSAA/CSSAC.

The cement produced by the main cement companies of the country is Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, there are five cement types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).

●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).

●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).

●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).

●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

Cementos Pacasmayo only produces cement that meets the first three NTP standards.

16.2.	Industry and Macroeconomic Analysis

Producers and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the north region presents a high demand potential because of the infrastructure gap, the housing deficit, and a higher capillarity in terms of essential cities adjacent to one another, and with an urbanization level lower than in the central and south regions.

On the other hand, one should underline the importance of transportation in the structure of cement costs, which are composed primarily of raw materials, fuels, and transportation.

The cement market and the industry in Peru have the following characteristics:

●	The base of consumers is highly segmented, informal, and of low resources.

●	Low costs of energy and raw materials.

●	Zone of influence/distribution determined by the geographical location of the plant.

●	High correlation between public and private investment and self-construction.

●	The construction sector and cement industry are directly related to the Gross Domestic Product (GDP) and Private Consumption.

Figure 14 shows how the Global of the construction sector (variation % monthly) accompanies the cyclic behavior of the Global GDP (variation % monthly), indicating variations of lower significance than those of the Global GDP, but in the same direction. It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (compared to the previous month), while the Global GDP was only 10%. This situation was due to the confinement measures given by the Government to counter the Covid-19 pandemic. This reactivation was motivated primarily by the private-construction sector’s consumption. Under the uncertain conditions caused by the health and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, including cement. This trend was maintained throughout 2021. However, in 2023 there was a decrease in demand for public and private investment due to the political and social situation. As a result, cement volumes are returning to pre-covid levels.

Figure 14 Global GDP and Construction sector GDP MoM variation (%)

Source: BCR 2025

The cement industry is also driven by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on the cement industry and future demand is the infrastructure gap which remains high in the country.

In 2025, the cement market grew by 7.8% compared to 2024. Given greater stability in the sector, a moderate growth of 2% in cement shipments is expected in 2026.

16.3.	The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. CPSAA has a Market share of over 91.8% in the country’s north region.

Piura plant supplies 26.7% of the cement demand of the country’s North Region. Overall shipments of the Piura plant for 2025 were 886.6 thousand tonnes.

Other companies with lower presence in the cement market of the North Region are:

●	Quisqueya - Cemex

●	Cemento Nacional

●	Cemento Inka

●	Holcim Perú

These companies are competitors of the Piura plant.

Cementos Pacasmayo S.A.A Piura plant produces different types of cement. It has placed in the National Market other trademark products to meet the needs of diverse segments of the market. Table 35 shows the products in the Piura plant.

Table 35 Cement at Piura plant

Business Name	Use	Comment
Cemento Portland
Cement Type I	Cement of general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Cemento Portland Added
Cement Fortimax	Ideal for Works which require moderate hydratation heat, for Works exposed to sulphate action and for Works near to large water sources (sea, lakes, rivers, etc.)	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.082 / ASTM C1157.
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings, home applications, floors, levelings, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.090.
Hydraulic Cements specified by performance
Line Mochica MS	For structures in contact with environment and humid and salty soils.

16.4.	Cement price

The sale prices of cement in the Peruvian market vary according to their type and geographical location. The price difference of each type is explained primarily by the dosifications of raw materials and additives. The variations for geographical location are caused by the freights for the distribution to the points of sale.

At the domestic level, the cement price in 2025 was, on average, 717.41 S/ x t. Figure 15 shows the historical prices of cement in Peru.

Figure 15 Historic prices of cement in Peru

Source: Ministerio de Vivienda, Construcción y Saneamiento (November 2025).

16.5.	Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2025, 12.94 M tonnes were shipped locally; 7.8% more than in the same period of 2024 (12.00 M). Imports amounted to 0.49 M tonnes during 2025; 81.5% more than 2024 (0.27 M).

Figure 16 shows the evolution of the national demand of cement, expressed in thousand of tonnes, since 2019.

Figure 16 Evolution of the national demand of cement

14000
12000
10000
8000
6000
4000
2000
0
11,089
9,698
13,421
13,236
11,411
11,189
13,429
2019
2020
2021
2022
2023
2024
2025
Local Shipments
Imports

Source: ASOCEM

It is noted that domestic demand has been growing, on average, at a rate of 3% per year, with the exception of 2020, which is considered an atypical year due to the adverse effects of the pandemic and the confinement measures, to then take a historic leap in 2021 with an annual increase of 38%. During 2024, shipments decreased by 1.9% compared to 2023 as a result of the political and social situation in the country. In 2025, dispatches grew by 7.8% due to the recovery of private investment (real estate, mining, and infrastructure projects) and the dynamism of self-construction, supported by higher employment and incomes, as well as increased execution of public works and the momentum of concession-based projects.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 25.7% of domestic cement demand, the Central Region for 53.1%, and the Southern Region for 21.1%.

Cementos Pacasmayo’s cement shipments (3 plants) reached 3,049.0 thousand tonnes in 2025, constituting a 23.6% share of total shipments in Peru and 91.8% in the Northern Region. This is 7% more than in 2024 (2,835.1 thousand tonnes).

Table 36 shows the projection of future demand or shipments of cement for the Piura plant. These projections are based on the 2026 shipments.

Table 36 Forecast of future demand for Piura cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2026	944,677
2027	963,571	2.0%
2028	982,842	2.0%
2029	1,002,499	2.0%
2030	1,022,549	2.0%
2031	1,043,000	2.0%
2032	1,063,860	2.0%
2033	1,085,137	2.0%
2034	1,106,840	2.0%
2035	1,128,976	2.0%
2036	1,151,556	2.0%
2037	1,174,587	2.0%
2038	1,198,079	2.0%
2039	1,229,989	2.7%
2040	1,263,389	2.7%
2041	1,297,457	2.7%
2042	1,332,206	2.7%
2043	1,367,650	2.7%
2044	1,403,803	2.6%
2045	1,440,679	2.6%
2046	1,478,293	2.6%
2047	1,516,659	2.6%
2048	1,555,792	2.6%
2049	1,595,708	2.6%
2050	1,600,000	0.3%
2051	1,600,000	0.0%
2052	1,600,000	0.0%
2053	1,600,000	0.0%
2054	1,600,000	0.0%
2055	1,600,000	0.0%

17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.

17.1.	Environmental Aspects

Cementos Pacasmayo S.A.A has corporate policies applied to the operations of quarries and cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

Cementos Pacasmayo S.A.A. carries out activities in Virrila quarry and Piura plant according to the environmental legislation. It has an environmental authority in the industrial sector and another authority (Ministry of Energy and Mines) that issues an opinion for the Closure of quarries.

Likewise, Cementos Pacasmayo complies with the provisions of the Regulation with Supreme Decree No. 006-2025-EM - Regulation of the Mine Closure Law.

17.1.1.	Virrila quarry

According to current legislation, there is the Regulation of Environmental Management of the Manufacturing Industry and Internal Trade, approved with Supreme Decree No. 017-2015-PRODUCE. This standard establishes the environmental management of the activities contemplated in Ministerial Resolution No. 157- 2011-MINAM, table of the first update of the list of inclusion of investment projects subject to the National Environmental Impact Assessment System (SEIA) and its amendments.

The Directorial Resolution Number 548-2015-PRODUCE/DVMYPE-I/DIGGAM approved the Closure Plan of the mining unit Virrila quarry.

Regarding water management, it is essential to mention that Virrila quarry does not have generate effluent discharges. The small water consumption is only for green area irrigation and road maintenance.

The Closure Plan submitted by Cementos Pacasmayo S.A.A included the necessary measures to ensure effectiveness or consistency with the requirements required to protect public health and the environment. The initial strategy has continued with the components of the Virrila quarry, establishing temporary, progressive, final, and post-Closure activities at the end and/or closure of operations.

Environmental closure activities include measures to ensure physical stability at the quarry, geochemical stability, decommissioning for the removal of equipment and machinery, demolition of infrastructure, reclamation, disposal of waste, the establishment of geographical features, habitat rehabilitation and social and revegetation programs.

Cementos Pacasmayo S.A.A. will carry out Post-closure activities such as physical, and biological maintenance. Post-closure monitoring activities include physical stability monitoring, air quality monitoring and biological monitoring.

Considering that the land use before mining production was a barren area typical of the coastal geography of the Piura Region, forestation activities with native species have been considered part of the post-closure activities. Likewise, Cementos Pacasmayo S.A.A. will fulfill the commitments included in the Closure Plan approved by the above authority.

The approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan by environmental protection regulations. Cementos Pacasmayo S.A.A. has provided financial assurance for the mine closure plan for the Virrila quarry consistent with the approved and updated mine closure plan for an amount of 68,824.24 USD.

Cementos Pacasmayo S.A.A has a strong relationship with our communities and has identified their main needs such as health, education, urban development and local development.

In this regard, we have a social investment program that contributes to dealing with their necessities based on good dialog and compliance with our commitments.

The communities are a priority for Cementos Pacasmayo S.A.A. For this reason, we promote periodic meetings with their representatives, and we create opportunities for dialog to know their expectations. Also, we have established public and private alliances for development projects and programs to contribute to better life quality and strengthen our relations. In 2025, CPSAA worked in partnership with the district governments of Piura and Sechura.

CPSAA has no commitments for local procurement and hiring although it does its best to hire local talent and do business with local businesses.

17.1.2.	Piura plant

On July 03, 2025, through Directorial Resolution No. 438-2025-PRODUCE/DGAAMI, the Ministry of Production approved the Supporting Technical Reports (ITS) of the project “Auxiliary component enablement”.

Regarding water management, it is essential to mention that Piura plant does not have any discharges. The domestic wastewater is treated and reused for irrigation of green areas.

The Environmental Management regulation of the Manufacturing Industry and Domestic Trade, approved by Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans in the case of definitive closure of the facilities. Cementos Pacasmayo S.A.A in compliance with Peruvian legislation will submit the Closure Plan on time.

17.2.	Solid waste disposal

Cementos Pacasmayo S.A.A. has a Solid Waste Minimization and Disposal Plan for our production activities at the Piura plant and Virrila quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

As part of the solid waste minimization plan (2025), Cementos Pacasmayo S.A.A. declared 2.4 tons of hazardous waste and 92.7 tonnes of non-hazardous waste for the Virrila quarry.

Likewise, Cementos Pacasmayo S.A.A. declared 13.9 tonnes of hazardous waste for the Piura plant and 388.3 tonnes of non-hazardous waste disposed of in accordance with environmental legislation.

17.3.	Qualified Person’s Opinion

Cementos Pacasmayo S.A.A. complies with national environmental standards in the industrial sector. In the Virrila quarry, coquina is produced, a raw material used for the manufacture of cement.

For the industrial and mining sector, our company complies with the Environmental Management Standards for the Manufacturing Industry and Internal Trade approved with Supreme Decree No. 017-2015-PRODUCE and its amendments that regulate the environmental management of the activities indicated in the Resolution Ministerial No. 157-2011-MINAM and investment projects subject to the National Environmental Impact Assessment System (SEIA), considered in Annex II of the Regulation of Law No. 27446, approved by Supreme Decree No. 019-2009- MINAM.

Cementos Pacasmayo S.A.A. semiannually reports the environmental commitments assumed in its Environmental Management Plan and its monitoring program to the Environmental Assessment Body - OEFA. The monitoring is carried out by external laboratories that provide comprehensive services using testing methods accredited by the National Institute of Quality (INACAL) or, failing that, by bodies accredited by a member entity of the International Laboratory Accreditation Cooperation (ILAC).

Cementos Pacasmayo S.A.A. strictly complies with the different protocols in compliance with environmental legislation and are reported to the OEFA, according to the frequency established in its approved Environmental Instruments.

The qualified person considers that CPSAA’s current plans and management strategies are adequate to prevent, mitigate and control the potential environmental impacts that may be generated by the development of activities, obtaining approval of their respective environmental studies. In addition, the qualified person considers that CPSAA has a good relationship with the local communities and that its social investment plans are adequate for reducing any social risks to the project.

18.	Capital and operating costs

18.1.	Basis for operating and capital cost for the quarry and plant

This section presents the operating costs of the Virrila quarry for the production of coquina, the primary raw material used in cement production at the Piura plant. It also exhibits the plant’s operating costs, for the whole industrial process, from the reception of raw material to its conversion to the final product (cement). The operating cost forecast is mainly based on actual historical costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant and the forecasted plan of assets required to sustain all the activities in the quarry and plant to assure the supply of coquina Reserves for the necessary products to support forecasted cement shipments of the Piura plant.

Table 37 depicts the main components of the cost structure of the Virrila quarry and Piura plant and the sources used in their forecasts.

Table 37 Cost structure of Virrila quarry and Piura plant

Cost category	Description	Source
Quarry Operating Cost	Mineral Production, processing, fuel, Materials (Explosives), Maintenance, Insurances and Services	● Real, historic costs ● Suppliers quotes
Quarry Operating Cost	Royalties	● Contract of mining royalty payment with regional/state entities
Quarry Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurances	● Historic, real costs ● Suppliers´quote
Plant Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote

Considering that the Virrila quarry and the Piura plant are currently operating, the historical costs are the principal basis for estimating forecasted costs.

Thus, the actual costs in some cases are maintained, and in other cases, are appropriately adjusted for factors specific to the quarry and plant operating, conditions, and obligations stipulated in supply and concession contracts.

On the other hand, macroeconomic factors such as inflation and devaluation of the local currency against the US dollar could indirectly impact future operating costs estimation.

18.2.	Capital and Operating Cost Estimates

Table 38 show the operating costs of quarry and plant for the year 2025, and 30 years of forecast:

Table 38 Operating costs forecast of quarry and plant

	Production Data		Total	Cost per
	Extracted Mineral	Cement Production	Operating Cost	tonne of product
	tonnes ’000	tonnes ’000	S/ ’000	S/ x tonne

2025	905	888	233,011	262.53
2026	900	945	240,350	254.43
2027	1,042	964	235,865	244.78
2028	1,044	983	246,263	250.56
2029	1,047	1,002	259,478	258.83
2030	1,167	1,023	267,560	261.66
2031	1,170	1,043	292,239	280.19
2032	1,173	1,064	307,889	289.41
2033	1,176	1,085	321,479	296.26
2034	1,178	1,107	336,162	303.71
2035	1,181	1,129	354,357	313.87
2036	1,184	1,152	373,891	324.68
2037	1,305	1,175	391,434	333.25
2038	1,454	1,198	409,003	341.38
2039	1,458	1,230	431,124	350.51
2040	1,463	1,263	455,226	360.32
2041	1,467	1,297	484,335	373.30
2042	1,472	1,332	511,555	383.99
2043	1,477	1,368	540,865	395.47
2044	1,482	1,404	574,760	409.43
2045	1,487	1,441	607,921	421.97
2046	1,492	1,478	644,793	436.17
2047	1,497	1,517	729,239	480.82
2048	1,502	1,556	786,861	505.76
2049	1,508	1,596	848,202	531.55
2050	1,508	1,600	883,543	552.21
2051	1,508	1,600	915,878	572.42
2052	1,508	1,600	946,903	591.81
2053	1,508	1,600	981,973	613.73
2054	1,508	1,600	1,015,705	634.82
2055	1,508	1,600	1,035,902	647.44

Table 38 shows the forecast for the next 30 years, according to the production plan for 30 years of Reserves. Costs are adjusted annually by applying a 2.90% inflation rate to the cost/tonne.

Costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Virrila quarry as part of the analysis.

Table 39 shows the detail of capital investments in the quarry and plant, by type of investment, for one year of historical result (2025) and 30 years of projection:

Table 39 Investment forecast in quarry and plant

Total Investments
S/ ’000

2025	13,173
2026	14,011
2027	13,068
2028	13,447
2029	13,837
2030	14,239
2031	14,651
2032	15,076
2033	15,514
2034	15,963
2035	16,426
2036	16,903
2037	17,393
2038	17,897
2039	18,416
2040	18,950
2041	19,500
2042	20,065
2043	20,647
2044	21,246
2045	21,862
2046	22,496
2047	23,149
2048	23,820
2049	24,511
2050	25,222
2051	25,953
2052	26,706
2053	27,480
2054	28,277
2055	29,097

In recent years, there have been no significant variations in capital investment, mainly for maintenance and replacement of equipment in the quarry and plant to sustain operations.

The Company´s investment plan does not consider any unusual or expansion activity. The sole plan is to perform the necessary replacement for quarry support and the maintenance of operations in the plant. The investments are kept at levels similar to those registered in the last years

18.3.	Capital and Operating cost estimation risks

There is a low risk associated with capital and production costs because mine production and cement plant will continue in the same geological deposit, using the same mining and industrial methods.

An assessment of the accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Virrila quarry and Piura plant, capital and operating costs are estimated to an accuracy of +/- 25%.

19.	Economic analysis

19.1.	Methodology: for Discounted Cash flow (Free)

The Economic Analysis chapter describes the assumptions, parameters and methodology used to demonstrate the economic viability or profitability of extracting the Mineral Reserves and Resources. The economic analysis at the Pre-feasibility level supports the determination of Mineral Resources and Reserves through a business valuation through the Discounted (Free or Economic) Cash Flow method.

For the cash flow projection, the forecast horizon is considered to be consistent with the quarry’s life, which is calculated based on the total declared Reserves and the annual production of the quarry. The cash flow for each period is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, we work with the free cash flow for this economic analysis since it does not incorporate the financing structure. We apply the weighted average cost of capital (WACC) to discount said future cash flows.

The economic analysis considered the same evaluation criteria for Resource and Reserves estimation.

19.2.	Assumptions

19.2.1.	General and Macroeconomic Assumptions

The general and macroeconomic assumptions used for the projection of economic cash flows and the valuation are:

●	Projection horizon: 30 years (2026 to 2055), according to the estimated years of quarry life.

●	Annual inflation rate, 2.90%, based on Banco Central de Reserva del Perú as of projection 2026: applies equally to sales price, costs and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s capital structure is being considered in the discount rate (WACC); 10.91%.

●	Income tax rate: effective rate of actual (historical) business results, 29% - 30%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 3.80 (USD/PEN)

19.2.2.	Income and Cost Assumptions

●	The sales price of cement, expressed as S/ x t, is the sales price of Piura plant to Distribuidora Norte Pacasmayo, FOB at Piura plant; and it is lower than the sales price to the final customer in the market. The distribution freight explains this difference to the multiple points of sale and the selling expenses associated with distribution and promotion in the different commercial channels.

●	The base price used in the projection is an estimate for the year 2026 (524.0 S/ x t), which has been determined based on current market conditions and cement demand for 2026, among other factors.

●	Starting in 2027 (year 2 of the projection), an annual price escalation rate of 2.9% is applied to the sales price.

●	The cost of cement production, expressed as S/ x t, has been estimated for 2026 based on actual operating costs, the market situation of local materials and services, plant demand for imported clinker, and other factors. The cost of production for the year 2026 is 254.4 S/ x t.

●	Starting in 2027, an annual cost escalation rate of 2.9% is applied to the cost.

●	The initial stock of products in the quarry and plant is assumed to be zero.

19.3.	Results of financial model

The following financial parameters were calculated:

●	NPV of 1,983 million soles at a discount rate of 10.91%.

●	30-year mine life

●	Average plant throughput for cement production: 1.3 million tonnes per year over the 30-year projection.

●	Average sales price: 708.6 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 948 million soles, an average of the 30-year projection.

●	Average production cost: 400.5 soles per ton of cement, an average of the 30-year projection, at nominal values.

Table 40 shows the forecast of the Profit and Loss Statement of the operation of Virrila quarry and Piura plant:

Table 40 Profit and Loss Statement

	Shipments (tonnes)	Revenue S/ x t	Gross Profit S/ ’000	Gross Margin S/ x t	Gross Mg %	Operating Profit	(+) Depreciation	EBITDA Piura Plant	EBITDA Mg %

2026P	944,677	524.0	230,914	244.4	47%	172,830	49,307	222,137	45%
2027P	963,571	534.5	261,787	271.7	51%	201,460	50,648	252,108	49%
2028P	982,842	545.2	272,195	276.9	51%	210,437	50,851	261,288	49%
2029P	1,002,499	556.1	280,628	279.9	50%	216,048	50,899	266,947	48%
2030P	1,022,549	567.2	298,448	291.9	51%	232,722	48,690	281,412	49%
2031P	1,043,000	578.5	297,200	284.9	49%	230,724	51,168	281,892	47%
2032P	1,063,860	590.1	305,927	287.6	49%	236,477	51,261	287,738	46%
2033P	1,085,137	601.9	317,700	292.8	49%	247,028	51,525	298,553	46%
2034P	1,106,840	613.9	329,405	297.6	48%	257,282	51,776	309,058	45%
2035P	1,128,976	626.2	338,663	300.0	48%	263,249	52,062	315,311	45%
2036P	1,151,556	638.7	347,692	301.9	47%	270,929	52,377	323,305	44%
2037P	1,174,587	651.5	363,245	309.3	47%	284,783	52,702	337,485	44%
2038P	1,198,079	664.6	383,355	320.0	48%	301,490	50,524	352,014	44%
2039P	1,229,989	677.8	398,789	324.2	48%	315,570	50,620	366,190	44%
2040P	1,263,389	691.4	414,454	328.0	47%	329,645	50,717	380,361	44%
2041P	1,297,457	705.2	426,841	329.0	47%	339,008	50,802	389,810	43%
2042P	1,332,206	719.3	442,917	332.5	46%	353,686	50,906	404,592	42%
2043P	1,367,650	733.7	458,779	335.5	46%	367,918	51,016	418,933	42%
2044P	1,403,803	748.4	472,011	336.2	45%	379,435	51,047	430,482	41%
2045P	1,440,679	763.4	488,011	338.7	44%	394,180	51,146	445,326	40%
2046P	1,478,293	778.6	502,422	339.9	44%	407,122	51,261	458,383	40%
2047P	1,516,659	794.2	471,467	310.9	39%	373,345	51,359	424,704	35%
2048P	1,555,792	810.1	469,637	301.9	37%	370,448	51,486	421,934	33%
2049P	1,595,708	826.3	466,484	292.3	35%	366,013	51,616	417,629	32%
2050P	1,600,000	842.8	461,131	288.2	34%	357,197	51,750	408,947	30%
2051P	1,600,000	859.7	455,766	284.9	33%	350,699	51,887	402,587	29%
2052P	1,600,000	876.9	452,251	282.7	32%	345,758	52,029	397,787	28%
2053P	1,600,000	894.4	445,241	278.3	31%	335,075	52,175	387,249	27%
2054P	1,600,000	912.3	440,130	275.1	30%	328,678	52,325	381,003	26%
2055P	1,600,000	930.5	449,126	280.7	30%	335,729	52,479	388,208	26%

Cement sales at the Piura plant are, on average, S/ 948 million per year (for the period 2026-2055), and the average EBITDA margin for the same period is 39%.

The EBITDA margin remains relatively stable in the 30-year projection. The slight variations in the margin are mainly explained by the cost of remunerations, which has a behavior with peaks every three years due to union negotiations.

Table 41 shows the Free Cash Flow projection and the valuation of the cement business of the Piura plant:

Table 41 Free Cash Flow and valuation

	FCF - Valuation (Thousand S/)
	(-) Taxes (EBIT*t)	(-) CapEx	EBITDA Pacasmayo plant	Free Cash Flow

2026P	-66,445	-12,700	230,180	151,036
2027P	-76,849	-13,068	261,271	171,353
2028P	-80,197	-13,447	271,310	177,666
2029P	-81,327	-13,837	276,522	181,358
2030P	-87,588	-14,239	291,905	190,078
2031P	-89,036	-14,651	292,441	188,753
2032P	-90,977	-15,076	297,835	191,781
2033P	-95,022	-15,514	309,317	198,781
2034P	-98,876	-15,963	320,423	205,584
2035P	-100,438	-16,426	326,225	209,361
2036P	-104,708	-16,903	334,836	213,226
2037P	-110,199	-17,393	349,662	222,071
2038P	-114,623	-17,897	363,920	231,399
2039P	-119,640	-18,416	378,798	240,742
2040P	-125,893	-18,950	393,594	248,750
2041P	-128,759	-19,500	402,244	253,985
2042P	-134,547	-20,065	417,615	263,002
2043P	-139,482	-20,647	432,453	272,323
2044P	-139,540	-21,246	441,789	281,002
2045P	-144,590	-21,862	456,920	290,468
2046P	-148,550	-22,496	470,138	299,092
2047P	-136,573	-23,149	435,114	275,392
2048P	-135,170	-23,820	432,236	273,246
2049P	-133,204	-24,511	427,707	269,992
2050P	-129,213	-25,222	418,095	263,660
2051P	-126,584	-25,953	411,488	258,951
2052P	-124,375	-26,706	406,396	255,315
2053P	-119,931	-27,480	394,921	247,510
2054P	-118,134	-28,277	388,355	241,944
2055P	-120,047	-29,097	395,556	246,412

WACC	10.91%
Economic NPV (Thousand S/)	1,983,147

The net present value (NPV) of Piura plant cement business amounts to more than S/ 1,983 million at a discount rate of 10.91% and is made up of the sum of the discounted cash flows of each period, for the 30-year projection. For the discount rate of the cash flows, the QPs applied the weighted average cost of capital (WACC) of the company.

19.4.	Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost, and CapEx.

Table 42 and Table 43 detail the sensitivity of the EBITDA and NPV to each variable, respectively. Figure 17 and Figure 18 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables.

Table 42 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-22	-11	0	11	22
Cost	14.4	7.2	0	-7.2	-14.4
CapEx	1.2	0.6	0	-0.6	-1.2

Table 43 Sensitivity analysis of EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-26	-13	0	13	26
Cost	17.4	8.7	0	-8.7	-17.4
CapEx	0	0	0	0	0

Figure 17 Sensitivity of Net Present Value (expressed as %)

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
-20.0%
-25.0%
NPV Variation (%)
-10.0%
-5.0%
0.0%
5.0%
10.0%
Input Variables Variation (%)
Price
OpEx
CapEx

Figure 18 Sensitivity of EBITDA (expressed as %)

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least susceptible to the CapEx. EBITDA has a similar sensitivity to NPV, being most exposed to cement price, followed by operating cost but shows no sensitivity towards variations to the CapEx.

20.	Adjacent properties

The information in this chapter was obtained from the competent authority Instituto Geológico, Minero Metalúrgico (INGEMMET). Figure 19 shows adjacent mineral concessions. To the north of the Cementos Pacasmayo S.A.A., concession is the Bayovar N° 7 concession owned by Activos Mineros S.A.C. To the east of the concession are concessions Virrila 12 and Virrila 23, owned by Cementos Pacasmayo S.A.A. and Bayovar N° 8 and Bayovar N° 12 owned by Activos Mineros S.A.C. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is the Virrila 16 and Virrila 20 concession owned by Cementos Pacasmayo S.A.A.

Figure 19 Adjacent properties map

21.	Other relevant data and information

Not applicable.

22.	Interpretation and conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of coquina to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the coquina deposit considers its update with the last diamond drilling campaigns, being consistent with the relationship between the information and the geological model.

●	The Mineral Resources and Reserves estimation consider the geologic characteristics and modifying factors as well as due consideration of risk: geologic and associated with evaluation of modifying factors. The main quality variable is the CaO content which is very stable in the deposit, also present are other secondary variables that determine the quality of the Reserves.

●	In the process of estimating Mineral Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 44 shows the Mineral Resources of the Virrila quarry and the results of Mineral Resource classification. Likewise, the Mineral Reserves and the results of Mineral Reserves classification are shown in Table 45.

Table 44 Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Measured	21.8	49.80	0.54	0.62	0.22	0.19	0.07
	Indicated	26.8	48.98	1.06	1.18	0.21	0.22	0.07
	Measured + Indicated	48.6	49.35	0.83	0.93	0.21	0.21	0.07
	Inferred	4.4	46.70	2.11	1.54	0.24	0.25	0.06

Table 45 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	MgO (%)	SO3 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Coquina	Proven	39.9	51.86	0.71	0.36	0.29	0.15	0.03
	Probable	0.9	49.83	0.84	0.64	0.32	0.23	0.03
	Total	40.8	51.82	0.71	0.36	0.29	0.16	0.03

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using coquina from the Virrila quarry and other necessary materials.

●	Cementos Pacasmayo S.A.A. has the Safety, Health and Environment department, which manage the environmental aspects for quarry and cement operations in compliance with current environmental legislation and in accordance with the company’s corporate policies.

●	Through its Social Responsibility unit, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	Infrastructure-wise, the operation at the Virrila quarry and Piura plant is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

23.	Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	It is recommended to complete the diamond drilling campaign initiated in Zone 4, in order to update and implement the corresponding new model, which will provide greater stability and support for resources and reserves.

●	Optimize the extraction plan in terms of the waste rock removal ratio during operation to achieve a reduction in production costs.

●	Conduct density tests of the coquina rock to update the information in zones 2 and 3, also in the upcoming studies at the Virrila quarry.

24.	References

Empresa de Ingeniería y Desarrollo S.A.C. (2012). Estudio Hidrogeológico para Abastecimiento de Agua a la Cantera Virrila – CPSAA

Geoservice Ingenieria S.A.C. (2012). Estudio de Impacto ambiental de la Planta de fabricación de Cementos Piura.

Umbrella EcoConsulting S.A.C (2012). DIA del Proyecto de Exploración de Calcáreos.

DCR Ingenieros S.R.Ltda. (2013). Estudio De Ingenieria para la Estabilidad Fisica de la Cantera Calcarea Virrila – Sechura – Piura

Ram Perú S.A.C. (2015). Investigaciones Hidrogeologicas en la Perforacion de 02 Piezometros para Abastecimiento de Agua para la Actividad Extractiva en la “Cantera Virrila”

Tecnología XXI S.A. (2016). Informe Técnico Sustentatorio para la modificación del proyecto de explotación Cantera de Virrila.

Consorcio Andes Group S.A.C. (2019). Segundo Informe Técnico Sustentatorio del Proyecto modificación del proyecto de explotación Cantera de Virrila.

25.	Reliance on information provided by the registrant

In preparing this report, the qualified persons relied upon the registrant’s data, written reports, and statements in accordance with 17 CFR § 229.1302(f). After carefully reviewing the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Pacasmayo provided the information as summarized in Table 46.

Table 46 List of Cementos Pacasmayo S.A.A. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Community Relations and information about agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	The International Monetary Fund Economic model, Macroeconomic trends, data, and assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”

Signature Page

This report titled “Technical Report Summary Virrila Quarry and Piura Cement Plant” with an effective date of December 31, 2025, was prepared, compiled, and signed by the following qualified professionals, as indicated in the respective sections of this document.

Dated at Lima, Peru

April 27, 2026

/s/ Marco Carrasco
(*) Marco Carrasco, P. Eng., RM-MMSA Project Manager
C&O Projects LLC (USA)

/s/ Jason Gamio
Jason Gamio, P. Eng.
Planning and Evaluation of Resources and Reserves Superintendent Cementos Pacasmayo S.A.A.

/s/ Dennis Rodas
Dennis Rodas, P. Eng.
Quality Assurance Superintendent
Cementos Pacasmayo S.A.A.

Note:

(*)	Marco Carrasco served as Project Manager for Cementos Pacasmayo S.A.A. until March 2026 and thereafter participated as Project Manager of C&O Project LLC. In this capacity, he compiled and integrated the information provided by the Qualified Persons responsible for each chapter to prepare a consolidated report. Each Qualified Person is solely responsible for the content of the sections they prepared. Mr. Carrasco’s role in the compilation process was limited to the organization and integration of such information and did not include independent technical verification or validation of the data, analyses, or conclusions provided by other Qualified Persons.

QUALIFIED PERSON'S CONSENT

Jason Bat Gamio Quiroz
Cementos Pacasmayo S.A.A.
Street La Colonia N° 150 Urb. El Vivero-Surco-Lima

With respect to the attached report, I, Jason Bat Gamio Quiroz, certify that;

1) I am an employee of the company Cementos Pacasmayo S.A.A.
2) I acted as a Planning and Evaluation of Resources and Reserves Superintendent and I develop my activities in the corporate offices of Cementos Pacasmayo S.A.A.
3) I am a Geological Engineer, Member of the Peruvian Engineers Association, identified with CIP Number 66814, currently Active and Qualified to practice my profession.
4) I graduated with a Bachelor's Degree in Geological Engineering in 1997, from the Universidad Nacional San Agustín de Arequipa. I am a Geological Engineer since 2001.
5) I have 24 years of experience in the Manufacturing/Mining Industry.
6) I am total or partial author of the information contained in Chapters 1, 2, 3, 5, 6, 7, 8, 9, 11, 12, 13, 15, 20, 21, 22, 23, 24 and 25.
7) The information I prepared for the report was obtained from reliable sources obtained from my own work activities and from Cementos Pacasmayo S.A.A. database.
8) I have not been found guilty of any relevant regulation or law and I am not the subject of any disciplinary proceedings. I am not the subject of any investigation that may result in disciplinary proceedings by any regulatory authority or professional association.
9) The analysis, opinions and conclusions presented in the attached report were prepared in accordance with the rules included in the report.
10) I consent to the release to the public of the information I have prepared and which is contained in the technical report entitled TRS "Virrila Quarry and Piura Cement Plant" dated 04/29/2026 (the "Technical Report") of Cementos Pacasmayo S.A.A.
11) I also consent to the inclusion of the information in the reports that Cementos Pacasmayo S.A.A. discloses on the New York Stock Exchange.
12) I certify that I have read the 04/29/2026 report filed by Cementos Pacasmayo S.A.A. and that it fairly and accurately represents the information in the sections of the technical report for which I am responsible.

Date, 04/28/2026.

Jason Bat Gamio Quiroz
Planning and Evaluation of Resources and Reserves Superintendent
Cementos Pacasmayo S.A.A.

QUALIFIED PERSON'S CONSENT

Dennis Rafael Rodas Lavado
Cementos Pacasmayo S.A.A.
Street La Colonia N° 150 Urb. El Vivero-Surco-Lima

With respect to the attached report, I, Dennis Rafael Rodas Lavado, certify that;

1) I am an employee of the company Cementos Pacasmayo S.A.A.
2) I acted as Quality Assurance Superintendent and I develop my activities in the industrial operation of the Piura Plant.
3) I am a Chemical Engineer, Member of the Peruvian Engineers Association, identified with CIP Number 145458, currently Active and Qualified to practice my profession.
4) I graduated from the Universidad Nacional de Trujillo with a Bachelor's Degree in Chemical Engineering in 2009; I am Chemical Engineer since 2011.
5) I have 14 years of experience in the Manufacturing/Mining Industry.
6) I am total or partial author of the information contained in Chapters 1, 2, 8, 9, 10, 14, 15, 21, 22, 23, 24 and 25.
7) The information I prepared for the report was obtained from reliable sources obtained from my own work activities and from Cementos Pacasmayo S.A.A. database.
8) I have not been found guilty of any relevant regulation or law and I am not the subject of any disciplinary proceedings. I am not the subject of any investigation that may result in disciplinary proceedings by any regulatory authority or professional association.
9) The analysis, opinions and conclusions presented in the attached report were prepared in accordance with the rules included in the report.
10) I consent to the release to the public of the information I have prepared and which is contained in the technical report entitled TRS "Virrila Quarry and Piura Cement Plant" dated 04/29/2026 (the "Technical Report") of Cementos Pacasmayo S.A.A.
11) I also consent to the inclusion of the information in the reports that Cementos Pacasmayo S.A.A. discloses on the New York Stock Exchange.
12) I certify that I have read the 04/29/2026 report filed by Cementos Pacasmayo S.A.A. and that it fairly and accurately represents the information in the sections of the technical report for which I am responsible.

Date, 04/28/2026.

Dennis Rafael Rodas Lavado
Quality Assurance Superintendent
Cementos Pacasmayo S.A.A.